SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
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[x]	Definitive Proxy Statement
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[_]	Soliciting Material Under Rule 14a-12

SIERRA PACIFIC RESOURCES
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4)	Date Filed:

Walter M. Higgins
Chairman, President and
Chief Executive Officer

March 29, 2007

To Our Stockholders:

     On behalf of the Board of Directors, I am pleased to invite you to attend the 2007 Annual Meeting of the Stockholders of Sierra Pacific Resources, which will be held at 10:00 a.m., Pacific time, on Monday, May 7, 2007, at the Grand Sierra Resort and Casino, 2500 E. Second Street, Reno, Nevada. The formal notice of the Annual Meeting is set forth on the next page.

     The matters to be acted upon at the meeting are described in the attached Proxy Statement. During the meeting, you and other stockholders will have the opportunity to ask questions and comment on the Company’s operations. Directors, officers, and other employees of the Company will be available to visit with you before and after the formal meeting to answer whatever questions you may have. In addition to the matters set forth herein, we will also discuss 2006 financial results. Refreshments will be provided before and after the meeting.

     Your views and opinions are very important to the Company. Whether or not you are able to be present at the Annual Meeting, we would appreciate it if you would please review the enclosed Annual Report and Proxy Statement. Regardless of the number of shares you own, please promptly vote your shares by mail, the Internet or telephone.

     We greatly appreciate the interest expressed by our stockholders, and we are pleased that in the past so many of you have voted your shares either in person or by proxy. We hope that you will continue to do so and urge you to execute and return your proxy card as soon as possible.

Sincerely,

SIERRA PACIFIC RESOURCES
6100 Neil Road
Reno, Nevada 89511
__________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 7, 2007
__________________________________

To our Stockholders:

     The 2007 Annual Meeting of Stockholders of Sierra Pacific Resources will be held at the Grand Sierra Resort and Casino, 2500 E. Second Street, Reno, Nevada, on Monday, May 7, 2007, at 10:00 a.m., Pacific time. At the meeting, stockholders will consider and vote on the following matters:

1.	to elect four members of the Board of Directors to serve until the Annual Meeting in 2010, and until their successors are elected and qualified;

2.	to consider whether to adopt a shareholder proposal requesting Directors to take the steps necessary, in the most expeditious manner possible, to adopt annual election of each director; and

3.	to transact such other business as may properly come before the meeting, and any or all adjournments thereof;

all as set forth in the Proxy Statement accompanying this notice.

     Stockholders of record of common stock at the close of business on March 15, 2007, will be entitled to vote at the meeting, and any or all adjournments thereof.

     You are cordially invited to attend the meeting in person if possible. Whether you plan to attend the meeting or not, please read the accompanying proxy statement and then vote your shares as early as possible by mail, internet or telephone. You can change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

On Behalf of the Board of Directors

PAUL KALETA, Corporate Secretary

Reno, Nevada
March 29, 2007

TABLE OF CONTENTS
GENERAL	1
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1
PROPOSAL NUMBER ONE—ELECTION OF DIRECTORS	6
PROPOSAL NUMBER TWO—SHAREHOLDER PROPOSAL	10
BOARD AND COMMITTEE MEETINGS	13
EXECUTIVE COMPENSATION	14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	38
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	39
REPORT OF THE AUDIT COMMITTEE	40
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	41
COMPENSATION COMMITTEE REPORT	41
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	41
BOARD INDEPENDENCE AND CORPORATE GOVERNANCE DISCLOSURE	43
INDEPENDENT PUBLIC ACCOUNTANTS	43
COMMUNICATIONS WITH DIRECTORS	44
OTHER MATTERS	45

SIERRA PACIFIC RESOURCES
6100 Neil Road
Reno, Nevada 89511
________________________

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
________________________

GENERAL

     This proxy statement contains information about the 2007 Annual Meeting of Stockholders of Sierra Pacific Resources (the “Annual Meeting”). The Annual Meeting will be held on Monday, May 7, 2007, beginning at 10:00 a.m. Pacific Time, at the Grand Sierra Resort and Casino, 2500 E. Second Street, Reno, Nevada. Unless the context otherwise requires, references in this proxy statement to “the Company,” “SPR,” “we,” “us” or “our” refer to Sierra Pacific Resources.

     This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions they contain. If no instruction is specified on a proxy, it will be voted in favor of Proposal 1 and against Proposal 2 set forth in the notice of the Annual Meeting. A stockholder may revoke any proxy at any time before it is exercised by giving written notice to the Corporate Secretary of the Company, by submitting a later-dated proxy, or by revoking it in person at the meeting. Your attendance at the Annual Meeting alone will not revoke your proxy.

     Our Annual Report to Stockholders for the year ended December 31, 2006, is being mailed to stockholders with the mailing of these proxy materials on or about March 29, 2007. The Annual Report does not constitute any part of this proxy statement.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

     At the Annual Meeting, stockholders will consider and vote on the following matters:

1.	to elect four members of the Board of Directors to serve until the Annual Meeting in 2010, and until their successors are elected and qualified;

2.	to consider whether to adopt a shareholder proposal requesting Directors to take the steps necessary, in the most expeditious manner possible, to adopt annual election of each director; and

3.	to transact such other business as may properly come before the meeting, and any or all adjournments thereof.

     Please see the discussion on pages 6-9 of this proxy statement for further information regarding Proposal 1 that our stockholders should consider in determining their vote. Please see the discussion on pages 10-12 of this proxy statement for further information regarding Proposal 2 that our stockholders should consider in determining their vote.

Who can vote?

     To be able to vote, you must have been a stockholder of record at the close of business on March 15, 2007. This date is the record date for the Annual Meeting.

     Stockholders of record at the close of business on March 15, 2007, are entitled to vote at the Annual Meeting. The number of outstanding shares of our common stock entitled to vote at the Annual Meeting is 221,254,641.

How many votes do I have?

     Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is before the stockholders at the Annual Meeting.

Is my vote important?

     Your vote is important regardless of how many shares you own. Please take the time to vote. Take a moment to read the instructions below.

How can I vote?

     If you hold your shares of record, you may vote by mail, or you may vote in person at the Annual Meeting. If your shares are held in “street name” by a bank or brokerage firm, please see the first sentence of the “Can I vote if my shares are held in ‘street name’?” section below for instructions regarding how to vote your shares.

  You may vote by mail. You may vote by completing and signing the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to the instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors.

  You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world by following the “Vote by Internet” instructions set forth on the enclosed proxy card.

  You may vote by telephone. You may vote your shares by following the “Vote by Phone” instructions set forth on the enclosed proxy card.

  You may vote in person. If you attend the meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting.

Can I change my vote after I have mailed my proxy card?

     Yes. You can change your vote and revoke your proxy at any time before the polls close at the Annual Meeting by doing any one of the following things:

  submitting a later-dated proxy;

  giving the Corporate Secretary of the Company a written notice before or at the Annual Meeting that you want to revoke your proxy; or

  voting in person at the Annual Meeting.

     Your attendance at the Annual Meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name”?

     If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

     If your shares are held in “street name,” you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the Annual Meeting on May 7, 2007. To be able to vote your shares held in “street name” at the Annual Meeting, you will need to obtain a proxy card from the holder of record.

What will happen if I do not give my bank or brokerage firm instructions on how to vote my shares?

     Banks, brokers, or other nominees may vote shares held for a customer in “street name” on matters that are considered to be “routine” if they have not received instructions from their customer. A broker “non-vote” occurs when a bank, broker, or other nominee has not received voting instructions from a customer and cannot vote the customer’s shares because the matter is not considered routine.

     Of the two matters before the meeting this year, only the election of Directors is deemed to be a “routine” matter, which means that if your shares are held in “street name” and you do not provide timely instructions for voting your shares, your bank, broker, or other nominee can vote your shares with respect to the elections of Directors.

What constitutes a quorum?

     For business to be conducted at the Annual Meeting with respect to a particular matter, a quorum must be present for that particular matter. For each of the proposals described in this proxy statement, a quorum consists of the holders of a majority of the votes entitled to be cast at the Annual Meeting, or at least 110,627,321 shares of our common stock.

     Shares of common stock represented in person or by proxy (including broker “non-votes” and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. A share once represented for any purpose at the Annual Meeting is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of the meeting unless (1) the stockholder attends solely to object to lack of notice, defective notice or the conduct of the meeting on other grounds and does not vote the shares or otherwise consent that they are to be deemed present, or (2) in the case of an adjournment, a new record date is or will be set for that adjourned meeting.

What vote is required for each item?

     The number of votes required for approval of the matters to be considered is as follows:

  A plurality of votes cast by shareholders present, in person or by proxy, at the Annual Meeting is required for the election of Directors. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of Directors who are nominated to be elected at the meeting. At the Annual Meeting, the maximum number of Directors to be elected is four.

  A majority of the votes entitled to be cast at the Annual Meeting is required to approve the shareholder proposal requesting Directors to take the steps necessary, in the most expeditious manner possible, to adopt annual election of each Director.

How does the Board of Directors recommend that I vote on the proposals?

     The Board of Directors recommends that you vote:

  FOR the election of the four nominees of the Board of Directors; and

  AGAINST the shareholder proposal requesting Directors to take the steps necessary, in the most expeditious manner possible, to adopt annual election of each director.

How will votes be counted?

     Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether executed by you directly or on a ballot voted in person at the Annual Meeting. Shares will not be voted in favor of a matter, and will not be counted as voting on a matter, if they either (1) abstain from voting on a particular matter or (2) are broker “non-votes.” Abstentions and broker non-votes will not be counted as votes in favor of a proposal, and will also not be counted as votes cast or shares voting on such proposal. Accordingly, abstentions and broker non-votes will have the same effect as withholding authority with respect to a nominee for Director and voting against the shareholder proposal.

Who will count the votes?

     The votes will be counted, tabulated and certified by our transfer agent and registrar, Wells Fargo, N.A.

Will any other business be conducted at the Annual Meeting or will other matters be voted on?

     The Board of Directors does not know of any other matters that may come before the Annual Meeting. If any matter properly comes before the Annual Meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the Annual Meeting with respect to that matter or proposal.

Where can I find the voting results?

     We will report the voting results in our quarterly report on Form 10-Q for the second quarter of 2007, which we expect to file with the Securities and Exchange Commission, or the SEC, on or before August 9, 2007.

How and when may I submit a stockholder proposal for the 2008 annual meeting?

     If you are interested in submitting a proposal for inclusion in the proxy statement for the annual meeting to be held in 2008, you need to follow the procedures outlined in Rule 14a-8 of the Exchange Act. We must receive your stockholder proposal intended to be presented at the 2008 Annual Meeting of Stockholders on or before November 30, 2007, to be included in the proxy statement relating to that meeting, and on or before February 14, 2008, for matters to be considered timely such that pursuant to Rule 14a-4 under the Exchange Act, the Company may not exercise its discretionary authority to vote on such matters at that meeting.

     Any such proposals should be sent to:

Paul Kaleta
Corporate Secretary
Sierra Pacific Resources
P.O. Box 30150
Reno, Nevada 89520-3150

Who will bear the costs of soliciting these proxies?

     We will bear the costs of solicitation of proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of shares of our common stock they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials. In addition to the use of mail, proxies may be solicited by personal interview, by telephone, by facsimile or electronic medium, or by certain employees without compensation. Morrow & Co., Inc., will assist in the solicitation of proxies at an estimated cost of $7,500, plus expenses.

How can I obtain an Annual Report to Stockholders or an Annual Report on Form 10-K?

     Our annual report to stockholders and our Annual Report on Form 10-K for the year ended December 31, 2006 are available on our website at www.sierrapacificresources.com. If you would like a copy of either of these documents, we will send you one without charge. Please contact:

Sierra Pacific Resources
6100 Neil Road
Reno, NV 89511
Attention: Shareholder Relations
Telephone: (800) 662-7575

Whom should I contact if I have any questions?

     If you have any questions about the Annual Meeting or your ownership of our common stock, please contact our Shareholder Relations Department at the address or telephone number listed above.

Householding of Annual Meeting Materials

     Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that if a household participates in the householding program, it will receive an envelope containing one set of proxy materials and a separate proxy card for each stockholder account in the household. Please vote all proxy cards enclosed in the package. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: P.O. Box 30150, Reno, NV 89520-3150; telephone: (800) 662-7575. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

     Participation in householding will not affect or apply to any of your other stockholder mailings, such as dividend checks, Forms 1099, or account statements. Householding saves us money by reducing printing and postage costs, and it is environmentally friendly. It also creates less paper for participating stockholders to manage. If you are a beneficial holder, you can request information about householding from your broker, bank, or other nominee.

PROPOSAL NUMBER ONE—
ELECTION OF DIRECTORS

     There are currently thirteen members of our Board of Directors, divided into three classes with terms expiring at the 2007, 2008 and 2009 annual meetings of stockholders. The Board has determined that all directors, except Walter M. Higgins, our Chief Executive Officer, Michael W. Yackira, our President and Chief Operating Officer, and John F. O’Reilly, meet the independence requirements under the New York Stock Exchange’s listing standards (the “Listing Standards”) and qualify as “independent directors” under those Listing Standards. It is the Company’s practice that all directors are expected to personally attend the Annual Meeting and shall be available to meet and converse with stockholders in attendance.

     Upon the recommendation of our Nominating and Corporate Governance Committee of our Board of Directors, the Board has nominated Walter M. Higgins, John F. O’Reilly, Brian J. Kennedy, and Michael W. Yackira for election to the class of directors whose terms expire in 2010. James R. Donnelley, who is one of the Directors in the class whose terms are expiring at the Annual Meeting, will not stand for re-election. Each of Messrs. Higgins, O’Reilly, Kennedy and Yackira has consented to serve, if elected, for a three-year term expiring at the time of the 2010 annual meeting of stockholder and when his successor is elected and qualified. The persons named in the enclosed proxy card as proxies will vote to elect each of the nominees unless you withhold authority to vote for the election of one or more nominees by marking the proxy card to that effect. If any of the nominees shall become unable or unwilling to serve, the proxies, unless authority has been withheld as to such nominee, may be voted for the election of a substitute nominee designated by our Board of Directors, or the Board may reduce the number of directors. Proxies may not be voted for more than four persons.

The Board of Directors recommends that you vote FOR the election of the nominees, and proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise in the proxy.

     The following information, which is as of March 15, 2007, is furnished with respect to the nominees for election as director and those directors whose terms will continue after the Annual Meeting. The information presented included information each director has given us about his or her age, all positions he or she holds with us, his or her principal occupation and business experience during the past five years, and the names of other publicly-held companies of which he or she serves as a director. Information about the number of shares of common stock beneficially owned by each director, directly or indirectly, as of March 15, 2007, appears below under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Nominees for Election for Terms Expiring in 2010

Name of Director		Principal Occupation	Director
And Nominee	Age	During last 5 Years; Directorships	Since
Walter M. Higgins	62	Chairman and Chief Executive Officer of SPR and Director and Chief Executive Officer of Nevada Power Company (NPC) and Sierra Pacific Power Company (SPPC) since August 2000. Mr. Higgins served as Chairman, President and Chief Executive Officer of AGL Resources, Inc., from February 1998 to August 2000. He is also a director of AEGIS Insurance Services, Inc., Edison Electric Institute, American Gas Institute, Desert Research Institute Foundation Board, and several not-for-profit organizations. He is a trustee of Sierra Nevada College.	2000

Name of Director		Principal Occupation	Director
And Nominee	Age	During last 5 Years; Directorships	Since
Brian J. Kennedy	63	President and Chief Executive Officer of Argonaut, LLC. He is also Chairman of Meridian Gold, Inc., having retired as President and CEO in 2006. Prior to that, he served approximately nine years as President and Chief Operating Officer of FMC Gold Company. He is also a Director of two non-profit corporations: the Nevada Museum of Art and the Community Foundation of Western Nevada. Mr. Kennedy was elected as a Director of SPR, SPPC and NPC in February 2007.	2007

John F. O’Reilly	61	Chairman and Chief Executive Officer of the law firm of O’Reilly Law Group LLC and John F. O’Reilly, APC., Chairman and an Officer and/or a Board member of various family-owned business entities and related investments and businesses. He serves as a Director of the Community Board of Wells Fargo Bank Nevada, N.A., Director of Herbst Gaming, Inc., UNLV Foundation, Nevada Development Authority, Advisory Board of Boys and Girls Clubs of Las Vegas, a member of the Las Vegas Chamber of Commerce Government Affairs Committee, and is involved in various other capacities in other not-for-profit organizations, including Vision 2020, on which he serves as Chairman/CEO and Board member. Mr. O’Reilly has been a Director of NPC since 1995, and was elected a Director of SPR and SPPC in July 1999.	1999

Michael W. Yackira	55	President and Chief Operating Officer of SPR, and Director of SPR, NPC and SPPC since February 2007. Mr. Yackira was previously Corporate Executive Vice President and Chief Financial Officer from October 2004 to February 15, 2007. From December 2003 to October 2004 he held the position of Executive Vice President and CFO, at both NPC and SPPC. Mr. Yackira was previously Executive Vice President, Strategy and Policy, from January to December 2003. Previously he was the Vice President and CFO of Mars, Inc. from 2001 to 2002. Prior to that, Mr. Yackira was with Florida based FPL Group, Inc., from 1989 to 2000. Mr. Yackira is a board member of the United Way of Southern Nevada, the American Heart Association of Las Vegas, and several not-for-profit organizations.	2007

Directors Whose Terms Expire in 2009

Name of Director		Principal Occupation	Director
And Nominee	Age	During last 5 Years: Directorships	Since
Mary Lee Coleman	70	President, Coleman Enterprises, a developer of shopping centers and industrial parks. Director of First Dental Health Inc., a non-public company. Ms. Coleman has served as a Director of NPC since 1980, and was elected a Director of SPR and SPPC in July 1999.	1999

T.J. Day	57	Chairman of Dacole Company, an investment firm.Formerly Senior Partner of Hale, Day, Gallagher Company, a real estate brokerage and investment firm. He is also a Director of the W.M. Keck Foundation, the Boy Scouts of America, Nevada Area Council, the Reno Air Race Association, Linfield College, Western Exploration and Development, Ltd., and the National Cowboy and Western Heritage Museum. Mr. Day has served as a Director of SPPC since 1986, of SPR since 1987, and was elected a Director of NPC in July 1999.	1987

Jerry E. Herbst	69	Chief Executive Officer of Terrible Herbst, Inc., a gaming, resort and gasoline retail company, since 1968. Mr. Herbst has served as a Director of NPC since 1990, and was elected a Director of SPR and SPPC in July 1999.	1999

Donald D. Snyder	59	Mr. Snyder retired in March 2005 as President and Board Member of Boyd Gaming Corporation, a gaming entertainment company. He is Director of Western Alliance Bancorporation and Cash Systems, Inc. He is Chairman of the Las Vegas Performing Arts Center Foundation. He is also Director of two non-public companies, Bank of Nevada and Switch Communications Group, LLC. He serves on numerous not-for-profit organizations, including Nathan Adelson Hospice, Nevada Development Authority, University of Nevada-Las Vegas Foundation and Council for a Better Nevada. Mr. Snyder was elected a Director of SPR, NPC and SPPC in November 2005.	2005

Directors Whose Term Expires in 2008

Name of Director		Principal Occupation	Director
And Nominee	Age	During last 5 Years: Directorships	Since
Joseph B. Anderson, Jr.	64	Chairman and CEO of TAG Holdings, LLC. Mr. Anderson is on the Board of the following public companies: Rite Aid Corporation, Quaker Chemical Corporation, ArvinMeritor, Inc., and Valassis Communications, Inc. He is a Director of the following non-public entities: MDL Capital Management, Original Equipment Suppliers Association, Director of the Society of Automotive Engineers Foundation and Director, Society of Automotive Engineers International. Association of Black Automotive Suppliers, and Board of Governors of the Center for Creative Leadership. Mr. Anderson was elected as a Director of SPR, SPPC and NPC in February 2005.	2005

Name of Director		Principal Occupation	Director
And Nominee	Age	During last 5 Years: Directorships	Since
Krestine M. Corbin	69	President and Chief Executive Officer of Sierra Machinery Incorporated, a machine tool manufacturing company, since 1984 and a Director of that company since 1980. Ms. Corbin has served as a Director of SPR since 1989, of SPPC since 1992, and was elected a Director of NPC in July 1999.	1989

Philip G. Satre	57	Mr. Satre retired January 1, 2005, as Chairman of the Board, Harrah’s Entertainment, Inc., a gaming entertainment company. Previously he was CEO of Harrah’s Entertainment from 1993 to 2003. He is a Director of the following public companies: TABCORP Holdings Limited (Australia), Nordstrom Inc., and Rite Aid Corporation. He is also Director of the National Center for Responsible Gaming, and the Nevada Cancer Institute. He is a Trustee of Stanford University, the World War II Museum, Inc., and the UC Davis School of Law Alumni Association Board. Mr. Satre was elected as a Director of SPR, SPPC, and NPC in January 2005.	2005

Clyde T. Turner	69	Owner and Manager of Turner Investments Ltd., a general-purpose investment company, co-owner of Global Trust Ventures, LLC, a private equity fund and co-owner of Global Trust Ventures Management, LLC. He was elected a Director of SPR, NPC, and SPPC in November 2001.	2001

     All directors are also directors of our wholly-owned subsidiaries, Sierra Pacific Power Company and Nevada Power Company.

PROPOSAL NUMBER TWO—
SHAREHOLDER PROPOSAL

     Chris Rossi, P.O. Box 249, Boonville, California 95415, the owner of 1,000 shares of the Company’s common stock, has advised the Company that he intends to submit a proposal for action at the Annual Meeting. The proposal, together with his statement in support, are set forth below.

Elect Each Director Annually

RESOLVED: Shareholders request that our Directors take the steps necessary, in the most expeditious manner possible, to adopt annual election of each director.

This includes complete transition from the current staggered system to 100% annual election of each director in one election cycle unless this is absolutely impossible. Also to transition solely through direct action of our board if feasible.

Chris Rossi, P.O. Box 249, Boonville, Calif. 95415 sponsors this proposal.

The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic. This topic also won a 67%
yes-vote average at 43 major companies in 2006.

Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said:
“In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.”

It is important to take a step forward and support this one proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):
•	The Corporate Library, http://www.thecorporatelibrary.com/ an independent investment research firm rated our company:
“D” overall. “High Concern” in takeover defenses. “High Concern” in Board Composition. “High” in Governance Risk Assessment.
•	We had no Independent Chairman and our Lead Director had 19-years director tenure – Independence concerns.
•	Plus our lead director chaired our Compensation Committee – Independence concern.
•	We were allowed to vote on individual directors only once in 3-years – Accountability concern.
•	Yet we had to marshal an impressive 67% shareholder vote to make certain key governance improvements – Entrenchment concern.

•	Cumulative voting was not allowed.
•	CEO pay was not adequately performance-based.
•	There are too many active CEOs on our board with 5 – Over-commitment concern.
•	Four directors had tenures of 17 to 26 years each – Independence concern.
•	Two of our directors also served on boards rated D by the Corporate Library:

1) Mr. Satre	Rite Aid (RAD)	D-rated
2) Mr. Anderson	Rite Aid (RAD)	D-rated
	Arvin Meritor (ARM)	D-rated

     Plus Mr. Anderson served on 5 boards and was a CEO – Over-commitment concerns.
The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes for annual election of each director.

     Elect Each Director Annually
Yes on 2

Board of Directors Statement in Opposition

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ABOVE PROPOSAL FOR THE FOLLOWING REASONS:

     The Board currently has three classes of directors, with the members of each class serving three-year terms. Each year, one class – one-third of the Board – is up for election. The Board has thoroughly considered the proposal to elect all of the members of the Board on an annual basis and continues to believe that the Company’s existing system of electing directors, which was confirmed by the Company’s stockholders at the time of the merger with Nevada Power, is in the best interests of the Company. Therefore, the Board of Directors unanimously recommends a vote against this proposal.

     Staggered (“classified”) board elections help assure that at all times the majority of Directors have prior experience and familiarity with the Company’s business, facilities, regulatory environment, opportunities and challenges. The Board believes that this experience and knowledge gained over time makes directors more effective in fulfilling their responsibilities to maximize stockholder value by appropriately balancing short-term goals and long-term planning. Such experience and knowledge are particularly important attributes for directors of the Company, which owns two utilities that operate in a complex environment comprised of extensive state and federal regulation, rapidly-growing service territories and potentially volatile energy markets. Staggered three-year terms contribute toward stability and continuity in setting and pursuing the Company’s business strategies, while at the same time providing flexibility because one-third of the directors are elected annually and a majority of the directors are elected over a two year period. In addition, the Board believes that a three-year board term helps the Company attract and retain individuals with the quality, integrity and caliber required to make the commitment and take on the responsibilities that service as a director entails. The Board also believes that agreeing to serve a three-year term demonstrates the nominee’s commitment to the Company over the long-term.

     The Board does not believe that a classified board makes directors less accountable to stockholders. The fiduciary duties of directors elected to three-year terms are identical to those of directors elected annually. The Board does not believe that directors elected for three-year terms approach their responsibilities with less focus or accountability than would be the case if they were elected annually.

     The Board of Directors has adopted Corporate Governance Principles that enhance accountability of the Directors. For example, all of the members of the Board of Directors are independent, except for Mr. Walter Higgins, the Company’s Chief Executive Officer, Mr. Michael W. Yackira, the Company’s President, and Mr. John F. O’Reilly. In addition, the Company’s Audit Committee, Nominating and Governance Committee, and Compensation Committee are each composed solely of independent directors as defined in the New York Stock Exchange listing standards. Also, Mr. James Donnelley, an independent director, has presided at all executive sessions of the Board of Directors. The classified board structure enhances director independence by minimizing the potential for outside influences that might not be in the interests of all stockholders and reduces the threat that a board member who does not conform will not be renominated.

     The Board believes that a classified board plays an important role in ensuring that the interests of all stockholders are protected and maximized in connection with an unsolicited takeover proposal. A classified board structure prevents the strategy of a potential acquirer replacing a majority of the Board with its own nominees at a single meeting and thereby gaining control of the Company without paying a fair value to the Company stockholders. A classified board structure does not preclude a takeover, but rather provides the Board the additional time and leverage necessary to evaluate the adequacy and fairness of a takeover proposal, and negotiate the best deal possible for the benefit of all stockholders or seek better alternative proposals, without the threat of imminent replacement of a majority of Board members with individuals representing only the interests of the acquirer.

     Adoption of the stockholder proposal would not automatically result in the declassification of the Company’s Board of Directors. Rather, approval would serve only as a request that the Board take the necessary steps to eliminate the classified board structure and replace it with the annual election of directors. Declassifying the Board would require an amendment to the Company’s articles of incorporation. If such an amendment is first approved by two-thirds of the Board of Directors, the amendment would require the affirmative vote of the holders of not less than a majority of our outstanding shares of common stock at a subsequent meeting. The Board of Directors does not believe, however, that such an amendment would be in the best interests of the Company or its stockholders. If two-thirds of the Board does not approve the amendment but the matter is nevertheless submitted for shareholder approval at a future meeting, the amendment would require the affirmative vote of the holders of not less than two-thirds of our outstanding shares.

     For all of the above reasons, your Board of Directors unanimously recommends a vote “AGAINST” the adoption of this proposal.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors maintains the following committees: Audit; Compensation; Corporate and Civic Responsibility; Nominating and Governance; and Planning and Finance. The Board also establishes ad hoc committees for specific projects when required.

     The Audit Committee was established in July 1992 to review and confer with SPR’s independent auditors and to review its internal auditing program and procedures and its financial statements to ensure that SPR’s operations and financial reporting are in compliance with all applicable laws, regulations, and SPR policies. The directors presently serving on the Audit Committee, all of whom are “independent,” are Mr. Turner (Chair), Ms. Corbin, and Mr. Snyder. The Audit Committee met 8 times in 2006. The membership and structure of the Audit Committee and its governing documents satisfy all requirements of the SEC and the NYSE.

     The Compensation Committee, formerly called the Human Resources Committee, was formed in July 1999 and assumed the duties of a pre-existing Compensation and Organization Committee, which was originally formed in 1991. This Committee reviews director and executive performance, and reviews and recommends to the Board any changes in fees for directors and compensation for all officers of SPR. The Committee also oversees SPR’s pension and 401(k) benefit plans and monitors and oversees the appointment and discharge of plan money managers. It also reviews and discharges the fiduciary duties delegated by the Board to the Committee under SPR’s benefit plans. The Committee’s charter is posted on SPR’s website at www.sierrapacificresources.com and is available in print to any shareholder who requests it by writing to the Company at Sierra Pacific Resources, 6100 Neil Road, Reno, NV, 89511, Attn: Shareholder Relations, or by calling the Company at (800) 662-7575. The directors presently serving on the Compensation Committee are Mr. Donnelley (Chair), Ms. Coleman, and Messrs. Anderson and Day. The Compensation Committee met five times in 2006. All members of the Compensation Committee are independent as defined in Sections 303A of the New York Stock Exchange Listed Company Manual. No member of the Committee has any relationship with SPR that might interfere with the exercise of independent judgment or overall independence from management of SPR.

     The Corporate and Civic Responsibility Committee was formed in July 1999 and, among other things, assumed the duties of the previous Environmental Committee, which was established in 1992. Among its other duties, this Committee oversees the SPR’s environmental policy and performance and provides guidance to executive management on environmental issues as well as overseeing all other aspects of corporate compliance with applicable law, business standards of conduct, corporate giving, and legislative and governmental affairs. The directors presently serving on the Corporate and Civic Responsibility Committee are Mr. Day (Chair) and Messrs. Anderson, Higgins, Satre, Snyder and Turner. The Corporate and Civic Responsibility Committee met three times in 2006.

     The Nominating and Governance Committee, which was formed in August 2003, assumed certain duties formerly discharged by the Human Resources Committee. All members of the Nominating and Governance Committee are independent as defined in Section 303A of the New York Stock Exchange Listed Company Manual. No member of the Committee has any relationship with SPR that might interfere with the exercise of independent judgment or overall independence from management of SPR. This Committee considers nominations to the Board of Directors as recommended by or from a variety of sources, including Board members, senior management, community and business leaders, and search agencies to whom it has paid fees in the past and may continue to pay a fee. Although the Board has not established any absolute prerequisites for membership, in seeking new directors the Board values diversity, general business acumen, knowledge, and experience, specialized knowledge or experience in our industry, and general familiarity with finance and accounting. The Committee also considers candidates recommended by Stockholders. To be considered, nominations must be submitted in writing to the Committee in care of the Secretary of SPR within the time frame fixed by SPR’s Bylaws as reported in this proxy. Any stockholder submitting a recommendation should include as much information as he or she deems appropriate for consideration by the Committee. The Secretary will then submit the recommendation to the Committee for consideration at or before the time the Committee makes its recommendations to the Board for nominees for the next Annual Meeting of Stockholders. The Committee also recommends appointments of Directors to Board Committees and reviews plans for management succession. Since our May 2006 Annual Meeting of Shareholders, the Nominating and Governance Committee has recommended Messrs. Kennedy and Yackira for election as Directors. Mr. Kennedy was recommended to the Nominating and Governance Committee by the Company’s Chief Executive Officer and several non-management Directors, and was elected to the Board in February 2007. Mr. Yackira, the Company’s

President and Chief Operating Officer, was also elected to the Board in February 2007. Pursuant to New York Stock Exchange rules, the Committee’s Charter, SPR’s Code of Business Conduct and SPR’s Corporate Governance Guidelines are posted on SPR’s website at www.sierrapacificresources.com and are available in print to any shareholder who requests them by writing to the Company at Sierra Pacific Resources, 6100 Neil Road, Reno, NV, 89511, Attn: Shareholder Relations, or by calling the Company at (800) 662-7575. The directors presently serving on the Nominating and Governance Committee are Mr. Herbst (Chair), Ms. Corbin and Messrs. Anderson, Satre, and Snyder. The Nominating and Governance Committee met five times in 2006. For the 2007 Annual Meeting, no institutional stockholder or group of stockholders put forward any nominees for director.

     The Planning and Finance Committee was formed in July 1999. This Committee reviews and recommends the long-range goals of the parent and subsidiary companies to the Board, and the type and amount of financing necessary to meet those goals. The directors presently serving on the Planning and Finance Committee are Mr. O’Reilly (Chair), Ms. Coleman, and Messrs. Donnelly, Herbst and Higgins. The Planning and Finance Committee met four times in 2006.

     There were four regularly scheduled and three special meetings of the Board of Directors during 2006. Each member of the Board attended at least 75% of all meetings of the Board of Directors and of all Committees which he or she served, except for Mr. Day. All of the Board of Directors attended the 2006 annual meeting with the exception of Ms. Coleman and Mr. O’Reilly. Non-management directors meet at regularly scheduled and unscheduled Executive Sessions during Board meetings without management present. James Donnelley, an independent director, was selected by the Board to preside over these Executive Sessions.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

     The Compensation Committee, or the Committee, of SPR, is composed entirely of directors who are independent in accordance with NYSE rules. The purpose of the Committee is to evaluate the compensation of the officers of SPR (and their performance relative to their compensation) and assure that they are compensated effectively in a manner consistent with the stated compensation strategy of SPR, internal fairness considerations, competitive practice and the requirements of the appropriate regulatory bodies. In addition, the Committee is responsible for reviewing and assessing SPR’s policies, plans and levels of health, welfare and benefit plans, together with the administration of such plans.

     As the holding company of two growing utilities, SPR faces many business issues. During 2006, these issues included: improving its debt profile, increasing its credit ratings, settling of contractual and regulatory disputes, increasing internal generation capability, managing energy portfolio risk, and maintaining regulatory relationships. The Committee has determined that it is in the best interest of SPR’s shareholders and customers to attract and retain those individuals with the appropriate ability, knowledge and experience to help SPR deal effectively with these issues. Accordingly, the Committee has established a compensation program, which it reviews at least annually, for the principal executive officer, Walter M. Higgins, who served during 2006 as Chairman of the Board, President and Chief Executive Officer (the “CEO”); the principal financial officer during 2006, Michael W. Yackira, who served as Corporate Executive Vice President and Chief Financial Officer; and the other named executive officers, Paul J. Kaleta, Roberto R. Denis and Jeffrey Ceccarelli (collectively with Messrs. Higgins and Yackira, the “NEOs”). On February 15, 2007, the Board of Directors elected Mr. Higgins Chairman of the Board and Chief Executive Officer, and elected Mr. Yackira President and Chief Operating Officer. The primary objectives of SPR’s compensations program are to:

  Assess the performance of individuals against key organizational objectives and reward performance that either meets or exceeds those objectives.

  Ensure continuity of superior performance and retention of key executives.

  Attract qualified candidates.

     To that end, the Committee has developed a mix of compensation, primarily consisting of cash, equity, retirement plans, other benefits and perquisites, all of which are discussed in more detail below under “Components of the Executive Compensation Program.” For 2006, the components of cash compensation, equity compensation and retirement plans are as follows:

  Cash Compensation

    Salary

    Short Term Incentive Plan (STIP)

    Cash allowance
  Equity Compensation—Long Term Incentive Plan (LTIP)

    Non-Qualified Stock Options

    Performance Shares
  Retirement Plans

    Pension Plan (Qualified Plan)

    Non-Qualified Restoration Plan

    Non-Qualified Supplemental Executive Retirement Plan (SERP)

    Non Qualified Deferred Compensation Program

     The Committee has authority under its charter to retain the services of independent counsel, accountants or other consultants it deems necessary or appropriate to assist it. In accordance with this authority, the Committee engages Towers Perrin as independent, external compensation consultants. In addition, Towers Perrin provides actuarial services and benefit consulting services to SPR. As requested, representatives of Towers Perrin attended Committee meetings in 2006. Towers Perrin apprises the Committee annually on current compensation practices, including how much compensation other companies deliver in cash versus equity, weighting of short term versus long term awards, market evaluations of base salary, short and long term incentive plans, perquisites and post retirement benefits, legal and disclosure issues related to compensation, valuation models for equity grants and other compensation matters.

     The peer group that SPR is compared to consists of other utility and energy services companies that are similar to SPR in terms of the number of full time employees and revenues. SPR considers other energy and utility firms with revenues between $3 billion and three thousand employees as similar for comparison purposes.

Compensation Philosophy

General

     The Committee believes that compensation should seek to encourage performance by the NEOs that is aligned with the key objectives of SPR on both a short-term and long-term basis and should help SPR in attracting and retaining qualified executives. The Committee does not have prescriptive policies for how NEOs are to be compensated beyond the minimum guidelines that are spelled out in the CEO’s employment contract and in the employment offer letters for the remaining NEOs. The Committee believes its compensation programs for NEOs are realistic, contemporary and in keeping with best practices within the industry.

     The Committee makes compensation decisions for NEOs based upon business conditions, corporate goals and conditions that exist in the unique regulatory climate of an investor-owned utility. The mix and type of short-term and long-term awards for any given year are reviewed annually with the CEO, the Chief Administrative Officer, Stephen R. Wood, and Towers Perrin prior to the February Board meeting. Recommendations to the Committee for the total compensation for the NEOs, other than the CEO, are made by the CEO, with advice from the external consultants. None of the NEOs participates in the determination of their own compensation plans. The CEO is not present and is not involved in the discussions of total compensation recommendations for himself.

     The Committee believes that the interests of SPR’s shareholders and customers are best served when SPR can attract and retain executives with compensation packages that are market competitive and yet fair and prudent within the environment of an investor-owned regulated utility. The Committee seeks to pay total direct compensation around the 50th percentile of other companies in its peer group, as discussed above. Total direct compensation is equal to the sum of cash compensation and the expected value of long-term incentives.

Incentive Compensation

     The Committee annually provides short-term and long-term incentive compensation under two plans, the STIP and the LTIP, which provide for cash and stock compensation based on conditions set by the Committee. The STIP portion of compensation forms the variable cash component of annual compensation and is based on some combination of company-wide financial performance goals, customer satisfaction and operational performance and individual performance. The LTIP portion of compensation provides for equity grants and is typically tied to more long range goals. LTIP grants can be made in the form of performance shares or units, SARs, restricted shares, bonus stock, non-qualified or incentive stock options and/or cash.

     The primary purpose of grants under the STIP and the LTIP is to achieve a focused, concerted effort on specific aspects of both company and individual performance. In addition, the Committee believes that grants under the STIP and the LTIP are useful in helping to retain key executives who are achieving superior performance against SPR goals by motivating them to remain in their positions and in encouraging continued performance excellence. The Committee attempts to provide substantially more potential value to the NEOs through the LTIP rather than the STIP. This greater potential value is intended to increase the retention element of the executive compensation program.

     In determining the grants to be made under these plans, the Committee considers the following factors:

  the incentive compensation set and paid in recent years;

  the desire to ensure that a substantial portion of total compensation is based upon performance;

  the relative importance of the corporate, business unit and individual goals in any given year; and

  competitive information, analyses and recommendations provided by Towers Perrin.

     To the extent that performance goals are attached to grants under the STIP and LTIP, full achievement of those goals is often difficult. The Committee does not believe, however, that it is prudent to establish reward thresholds that are highly unlikely to be attained under any scenario.

     The size and content of awards under the STIP and the LTIP vary from year to year. In the recent past, when SPR was facing challenges as a result of the western energy crisis and legal disputes with Enron, the Committee’s compensation decisions were focused more on the challenges of retaining NEOs. Time-vested restricted stock for the CEO and NEOs, and in the case of the CEO, a retention bonus were used at that time to reflect this goal. As SPR has rebounded from those difficulties and its stock price has improved, the Committee has chosen to put more emphasis on stock performance and the attainment of specific corporate goals in the LTIP award program.

     Accordingly, two-thirds of the LTIP awards for each NEO, other than the CEO, in 2006 was based on SPR’s total shareholder return against the performance of other utilities, as described in more detail below. The remaining one-third of the 2006 LTIP grant to each of the NEOs was in the form of non-qualified stock options. These grants reflect the Committee’s desire to continue to focus on share price growth and the related increase in shareholder value. In the case of the CEO, all of his LTIP grants were in the form of performance shares linked to specific performance milestones.

     The Committee has followed a practice of making all STIP and LTIP grants to its executive officers on a single date each year, normally at its regularly scheduled Committee meeting in February. All option awards made to NEOs or any of the other employees are made pursuant to SPR’s LTIP plan. All options under the LTIP are granted with an exercise price equal to the fair market value of SPR’s common stock on the date of the grant. Fair market value is defined under the LTIP to be the closing market price of a share of common stock on the date of the grant. All equity grants to NEOs are made by the Committee. While SPR does not have any program or practice to time option grants to executive officers in coordination with the release of material non-public information, it does not time the release of such information for the purpose of affecting the value of executive compensation. The Committee does not have any program, plan or practice of awarding options and setting the exercise price of option grants by using average prices (or lowest prices) of common stock in a period preceding, surrounding or following the grant date.

Tax Deductibility of Pay

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the amount of compensation that SPR may deduct in any one year to $1,000,000 with respect to each of its five most highly compensated executive officers. There is an exception to that limitation for certain performance-based compensation. For 2006, management believes that substantially all of the compensation paid to its executive officers satisfies the requirements for deductibility under Section 162 (m).

Minimum Ownership Guidelines

     The Committee has established minimum ownership guidelines for NEOs. The CEO is expected to maintain two times his annual salary in SPR stock, and the remaining NEOs are expected to maintain one and a half times their annual salary in SPR stock. The CEO and the NEOs have five years from the date of their employment to meet this requirement. Currently, the CEO and the NEOs meet the established minimum ownership guidelines.

Other Benefits

     The Committee attempts to provide retirement benefits, perquisites and post-termination commitments to NEOs that are consistent with those generally offered by other utilities, based in part on the Committee’s review of annual market assessments performed by Towers Perrin.

Components of the Executive Compensation Program

     This section outlines the components of SPR’s compensation program for NEOs and explains why the Committee believes that each is important and how it relates to SPR’s overall strategy on compensation.

Cash Compensation

     Cash compensation for NEOs in 2006, which consisted primarily of base salary and incentives under the STIP, was designed to deliver cash compensation at approximately the 50th percentile of the market rate for similar positions within the selected peer group companies, discussed above. Performance-based STIP incentives are designed to motivate NEOs to pursue specific short term objectives that are consistent with the immediate needs of the business in the year of grant.

     Salary

     The base salary for each NEO is set by the Committee at its meeting in February each year. The CEO has an employment agreement that provides a minimum base salary. The other NEOs have minimum salaries established by their offer letters. Increases or decreases to base salary for the CEO are made by the Committee. In making this determination, the Committee reviews the performance of the CEO and reviews market information provided by Towers Perrin. For the NEOs other than the CEO, annual compensation recommendations are made to the Committee by the CEO, based upon his review of their respective performances and market information provided by Towers Perrin. The Committee has final approval authority for salaries for the NEOs. In establishing salaries, the Committee is mindful of its overall goal to pay cash compensation to its executive officers at approximately the 50th percentile of cash compensation paid by other peer group companies, as discussed above.

     The amount of cash compensation that is provided in the form of base salary is generally less than the potential amount that is provided in the form of bonuses under SPR’s combined STIP and LTIP plans, assuming threshold performance levels are met. This weighting reflects the Committee’s objective to ensure that a substantial amount of each NEO’s total compensation is tied to the achievement of short term and long term corporate, business unit and individual performance goals.

     Short Term Incentive Plan (STIP)

     The STIP provides for cash payments to all employees based upon the achievement of goals set for a single fiscal year. The plan is reviewed and revised annually by the Committee and metrics are developed for overall corporate goals as well as goals for each business unit within SPR. Goals and metrics for STIP are laid out in a “scorecard,” which is measured and monitored by the Finance and Internal Audit groups within SPR. Overall corporate goals and individual departments progress against the scorecard is available to employees in hard copy and electronic form on a quarterly basis.

     The STIP plan allows the CEO to consider the overall financial performance and the condition of SPR in finally determining whether or not to make or reduce the STIP payment. However, the CEO has utilized his authority to pay or withhold STIP payments when the performance criteria has or has not been met, only under exceptional circumstances. The CEO’s discretion to make or withhold payments that would otherwise be made or not be made is applied on a company wide basis, not a case-by-case basis.

     At the February Committee meeting, the Committee sets target STIP goals for each of the NEOs based upon input and discussions with management and the external compensation consultants. Target STIP bonuses in 2006 were set at 75% of base salary for the CEO and set at 50% of base salary for the other NEOs. For 2006, the Committee selected categories upon which to gauge SPR’s and NEOs’ annual performance. Each category was assigned a percentage weighting as follows:

Financial Performance	30%
Customer Perception	30%
Business Unit Performance	20%
Individual Performance Assessment	20%

     Financial Performance is measured by the amount of expenditures relating to operations, maintenance and capital spending versus approved financial budgets, as well as the management of employee headcounts. Since the control of expenditures for operations and maintenance is critical, these expenditures were assigned a 50% weighting in the STIP calculation. The calculation measures actual expenditures compared to budgeted expenditures, and tracks this data from the Monthly Executive Financial Summary report with data from the General Ledger. Control of Capital spending was assigned a 40% weighting in the STIP calculation, and it also measures actual expenditures compared to budgeted expenditures. This data was also tracked in the Monthly Executive Financial Summary report with data from the General Ledger. Control of employee headcount was considered to be important in managing Company costs. This measure was assigned a 10% weighting in the STIP calculation. Data from this measure is derived from the Human Resource database.

     As SPR continues to expand and grow, SPR believes that it is important to maintain and improve customer perception of service levels. Customer perception is measured by the firm of Market Strategies, Inc. They select a statistically significant sample of residential, commercial and major account customers who are asked to rate what they feel about SPR on a scale of zero to ten, with zero being very unfavorable and ten being very favorable. A weighting of 100% is assigned to this measure of customer satisfaction for STIP purposes.

     Specific Business Unit Performance measures are developed for each of SPR’s six organizational units, as well as SPR’s two local unions. Each organizational unit and union typically has at least five measures that are important to the success of the overall company.

     Individual performance is also a component of compensation for the CEO and NEOs under the STIP program and it is assigned a weighting of 20%. Annually, the performance of the CEO is evaluated by the Committee, and the Chair of the Committee has the authority to determine a payment to the CEO under the individual performance component of the STIP program. The Chair of the Committee and the CEO make the determination on payments to the NEOs regarding the individual performance component of the STIP program.

     As mentioned, the CEO has the discretion to determine whether SPR’s performance merits a recommendation to the Committee as to whether or not to make STIP payments. Actual payments under STIP can range for each NEO from nothing to 150% of the NEO’s target percentage. For fiscal 2006, SPR exceeded all minimum thresholds for STIP goals, which generated award payments under the STIP for the CEO of 80% of his base salary, and for each NEO, of approximately 50% of his base salary.

     Cash Allowance

     The CEO and each NEO is given a cash allowance, which can be used at their discretion. Typically, this group has used their cash allowance to offset expenses associated with acquiring financial planning and tax services, or to purchase /lease a vehicle to be used for business purposes. The Board of Directors elected to use cash allowances to simplify the administrative process of handling such requirements. For 2006, the CEO’s cash allowance was $30,000 and the remaining NEOs received between $11,000 and $15,000 each.

Equity Compensation

     Long Term Incentive Plan (LTIP)

     In 2006, the NEOs, other than the CEO, received two-thirds of the value of their LTIP awards in the form of Performance Shares and the other third in non-qualified stock options, or NQSOs; all of the CEO’s LTIP awards were in the form of performance shares. The Committee believes that the 2006 equity awards serve to align the interests of the NEOs with SPR’s shareholders and customers as they were weighted more heavily for performance against the Dow Jones Utility average than simple share price appreciation. While share price is a key indicator of the success of any public enterprise, the Committee believes that outperforming the peer group of companies in the DJUI is more critical to the success of SPR during the period over which the 2006 LTIP grants will vest.

     The amount of equity compensation that is provided to each NEO in a given year is generally determined in reference to the NEO’s base salary for that year. The Committee generally approves an award for each NEO each year with a present cash value that is determined by multiplying the NEO’s base salary by a percentage. The percentage that the Committee selects for a given year depends upon the Committee’s assessment of the appropriate balance between cash and equity compensation. In making that assessment, the Committee considers factors such as the relative merits of cash and equity as a device for retaining and motivating NEOs and practices used by other utility and energy companies. In 2006, the Committee resolved to make equity awards that had a present cash value equal to 86% of base salary compensation to the NEOs with the exception of the CEO. The present cash value of LTIP NQSOs was determined by using a modified binomial valuation model calculated by the external compensation consultant, Towers Perrin, and assumptions regarding turnover, dividend trends and the expected life of the options. The CEO has a performance contract which calls for his long-term incentive performance to be measured and rewarded quarterly. On a quarterly basis, the CEO is measured on the following criteria:

  total shareholder return against the Dow Jones Utility Index;

  recovery of deferred energy disallowed in NPC’s 2001 Deferred Energy Case;

  restoration of investment grade status for the Utilities’ senior secured debt;

  a satisfactory achievement of regulatory and litigation milestones as measured by the Board;

  restoration of the common stock dividend; and

  attaining Public Utilities Commission of Nevada approval and securing all necessary licenses and permits required to commence construction of the Ely Energy Center.

      While most of SPR’s stock option awards to NEOs have historically been made pursuant to its annual grant program under the LTIP, the Committee retains the discretion to make additional awards to executive officers at other times, in connection with the initial hiring of a new officer, for retention purposes or otherwise. In 2006, the Committee granted such awards to a newly hired executive with a grant price equal to the closing price of SPR’s common stock on the day he signed his employment agreement. SPR does not have any program, plan or test practice to time such additional awards in coordination with the release of material non-public information.

     In 2006, the Committee reduced the CEO long-term incentive award during a quarterly measurement period, based upon their assessment of his performance against specific SPR objectives specified in his employment agreement. Under the terms of the CEO’s employment agreement, in connection with regulatory and litigation measures, the Board may use discretion as to the number of shares delivered based on their assessment of the level of achievement. The Committee believed that a partial award was justified in connection with these milestones for settlement of the Enron litigation.

     Non-Qualified Stock Options

     Non-Qualified Stock Options granted under the LTIP may vest on the basis of the satisfaction of performance conditions established by the Committee or on the basis of a passage of time and continued employment. The NQSOs granted in 2006 are time vested, one-third per year over the three-year period from the date of the grant. The NQSOs have a ten year option life, and contain forfeiture provisions in the case of certain terminations of employment.

     Performance Shares

     Performance Shares are shares that typically vest at the end of a three-year period to the extent that specific performance targets determined by the Committee are met. If these objectives are not met, the Performance Shares are forfeited. Performance Shares do not have any voting rights in stockholder votes. Performance shares may be paid in stock or cash equivalents after vesting and do not entitle the recipient to receive dividends or dividend equivalents.

     In 2006, Performance Shares granted under the LTIP were based on SPR’s Total Shareholder Return (TSR) compared to the TSR of Dow Jones Utility Index companies. The CEO did not participate in this grant since he was provided with the employment agreement LTIP opportunity discussed above. The Performance Shares for the remaining NEOs are measured at the end of a three year calendar period against the Dow Jones Utility Index. Shares will be earned according to the table shown below:

Performance	Shares Earned
Below 35th Percentile	0% of grant
35th Percentile	50% of grant
50th Percentile	100% of grant
75th Percentile	150% of grant

Retirement Plans

     Pension Plan (Qualified Plan)

     SPR has a tax-qualified, noncontributory defined-benefit pension plan that covers certain eligible employees, including the NEOs. Benefits under the Pension Plan are based upon the employee’s years of service and his or her highest average earnings for a five consecutive calendar year period with SPR and its subsidiaries. Benefits are payable after retirement in the form of an annuity; lump sum payments are only available to terminated employees who have less than a $50,000 actuarial present value. Earnings, for purposes of the calculation of benefits under the Pension Plan, are generally defined to include base salary and STIP payments and exclude other forms of compensation. The amount of annual earnings that may be considered in calculating benefits under the Pension Plan is limited by law. For 2006, the annual limitation was $220,000.

     Benefits under SPR’s Pension Plan are calculated as an annuity according to the following formula:

(1.325% x “Final Average Earnings” x “Benefit Accrual Service”) + (0.475% x “Excess Compensation” [over the Social Security covered compensation] x “Benefit Accrual Service” up to 35 year maximum)

     Contributions to the Pension Plan are made exclusively by SPR and are paid into a trust fund from which benefits are paid to participants. The Pension Plan currently limits pensions paid under the plan to an annual maximum of $175,000 payable beginning at age 65 in accordance with IRS requirements.

     Non-Qualified Restoration Plan

     SPR also has an unfunded pension plan (the Non-Qualified Restoration Plan) that provides for payments out of the general assets of SPR an amount substantially equal to the difference between the amount that would have been payable under the Qualified Plan, in the absence of laws limiting pension benefits and earnings that must be considered in calculating pension benefits, and the amount actually payable under the Qualified Plan. The formula for determining this benefit is the same as for the Qualified Plan. In the Non-Qualified Restoration Plan, total compensation (as defined in the Qualified Plan) is used and the Qualified Plan portion of the payment is subtracted, leaving a benefit payment from the Non-Qualified Restoration Plan to be net of Qualified Plan payment.

     Non-Qualified Supplemental Executive Retirement Plan or SERP

     The SERP was adopted by SPR in 1990 and restated in May of 2002. The plan provides for payments beginning at age 65 of an annual amount determined by the following formula:

Step 1. (3.0% x SERP “Final Average Earnings*” x “Years of Service” up to 15 years) + (1.5% x SERP Final Average Earnings” x “Years of Service” over 15 yrs).

Step 2. Less the benefit payable under the Qualified Retirement Plan.

(1.325% x “Final Average Earnings” x “Benefit Accrual Service”) + (0.475% x “Excess Compensation” x “Benefit Accrual Service” up to 35 year maximum)

Step 3. Less the benefit payable under the Non Qualified Restoration Plan (already included in Step 2, if IRS limitation rules are not taken into account).

     *SERP “Final Average Earnings” reflect a three consecutive calendar year period, but otherwise are only minimally different than “Final Average Earnings” under the Qualified Pension Plan and include specific income items approved by the Board of Directors.

     The CEO and the NEOs participate in the SERP. The SERP is designed to provide a competitive supplemental benefit that is beneficial in the attraction and retention of key executive talent.

     Non-Qualified Deferred Compensation Program

     Executive officers are also eligible for participation in the Non-Qualified Deferred Compensation program, which is a supplement to the 401(k) program. All employees are eligible for participation in the NQDC plan if they make in excess of $110,000 in base salary and are in the top 5% highly compensated group of employees. The Plan provides eligible participants the opportunity to defer compensation on a pre-tax basis and direct the investment of these amounts in hypothetical investments that mirror the 401(k) investment options. The “match restoration” provision of the Plan provides for an employer match, according to the 401(k) plan design, which is not otherwise provided under SPR’s 401(k) Plan due to IRS defined limits.

     This “match restoration” under the Plan when added to the employer match provided under SPR’s 401(k) Plan will result in a 100% match of employee contributions up to 6% of eligible earnings.

Other Benefits

     General employee benefits for medical, dental and vision insurance, 401(k) plan, ESPP, and life insurance and disability coverage are made available to all nonunion Management, Professional and Technical (MPAT) employees at SPR. These same benefit offerings form part of the compensation for the NEOs, and are identical to those offered to all other MPAT employees with two exceptions.

     SPR provides the CEO with supplemental life insurance coverage per his employment contract of $2,000,000 and life insurance while traveling with a death benefit of an additional $1,000,000. All other NEOs are provided with supplemental life insurance coverage in the amount of $500,000.

Perquisites

     SPR may provide NEOs with certain perquisites. These perquisites may include:

  Housing Allowances (for alternate work locations)

  Executive Physical Programs

  Tax gross ups on specific expenses

     A complete listing and value associated with these perquisites are shown in the Summary Compensation table as “All Other Compensation.”

     SPR provides these perquisites for different reasons that are of benefit to SPR. These perquisites reflect competitive business practices for SPR’s competitive peer group, and the Committee considers them necessary for retention and recruitment purposes. The Committee reviews the perquisites provided to the NEOs on a regular basis in an attempt to ensure that they continue to be appropriate in light of the Committee’s overall goal of designing a compensation program for NEOs that maximizes the interests of the shareholders and customers.

Post -Termination Compensation

     SPR has entered into change in control severance agreements with all of the NEOs. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstances, including, but not limited to, being terminated without “cause” or leaving employment for “good reason” as these terms are defined in the severance agreements. Additional information regarding the Severance Agreements and the Transitional Compensation Agreements including a definition of key terms and a quantification of benefits that would have been received by SPR’s NEOs had termination occurred on or before December 31, 2006 is found under the heading “Potential Payments upon Termination or Change in Control” of the Compensation Discussion and Analysis.

     The Committee believes that these severance and transitional compensation arrangements are an important part of overall compensation for the NEOs. The Committee believes that these agreements will help to secure the continued employment and focus of the NEOs, notwithstanding any concern that they might have regarding their own continued employment, prior to or following a change in control. The Committee also believes that these agreements are an important recruiting and retention tool, as most of the companies with which SPR competes for talent have similar agreements in place for their senior executives.

SUMMARY COMPENSATION TABLE

     The following table sets forth information about the compensation of the Chief Executive Officer, the Chief Financial Officer and each of the three most highly compensated officers, for services in all capacities to SPR and its subsidiaries.

							Change in
						Non-	Qualified and
						Equity	Non-Qualified
				Stock	Option	Incentive	Deferred	All Other
Name and Principal			Bonus	Awards	Awards	Plan	Compensation	Compensation
Position	Year	Salary ($)	($)(1)	($)(2)	($)(2)	($)(3)	($)(6)	($)(7)	Total ($)
Walter M. Higgins (5)	2006	$743,654	$333,333	$1,998,892	$—	$594,750	$1,719,679	$180,705	$5,571,013
Chairman of the Board,
President, and Chief
Executive Officer
Michael W. Yackira (5)	2006	$373,846	$—	$260,466	$376,527	$200,000	$196,991	$57,577	$1,465,408
Corporate Executive
Vice President, Chief
Financial Officer
Paul J. Kaleta (4)	2006	$268,846	$65,000	$174,601	$221,505	$150,000	$41,554	$341,498	$1,263,004
Corporate Sr. Vice
President, General
Counsel
Roberto R. Denis	2006	$297,693	$—	$218,097	$324,913	$165,000	$189,990	$58,108	$1,253,800
Corporate Sr. Vice
President, Energy
Supply
Jeffrey L. Ceccarelli	2006	$332,115	$—	$229,241	$62,908	$165,000	$394,995	$88,640	$1,272,899
Corporate Sr. Vice
President, Service
Delivery and
Operations
____________________

(1)	In 2006, Mr. Higgins received a retention incentive payment in the amount of $333,333, and Mr. Kaleta was paid a signing bonus in the amount of $65,000.

(2)

“Stock Awards” consists of the values for performance shares and restricted stock; “Option Awards” consists of the values for non-qualified stock options. Assumptions used to value these awards are consistent with contemporary practices for their accounting treatment and recognized in accordance with SFAS No. 123R “Share Based Payments” in 2006. Reference Note 12, Stock Compensation Plans, of the Footnotes to the Consolidated Financial Statements.

(3)

The amounts presented for Non-Equity Incentive Plan awards consist of payments under the Short-Term Incentive Plan earned in 2006, and are calculated using base salary which could differ from the amount reported in the “Salary” column.

(4)	Mr. Kaleta was appointed to the position of Corporate Senior Vice President and General Counsel in February 2006.

(5)	Effective February 15, 2007, Mr. Higgins is Chairman and Chief Executive Officer of SPR, and Mr. Yackira is President and Chief Operating Officer of SPR.

(6)	Deferred Compensation reflects following factors that result in an increase in value:

	i.	Increase in final average pay resulting primarily from increases in incentive compensation payments made in 2006

	ii.	Increase in service (by 1 year) used to calculate the benefit

	iii.	Decrease in period to time before commencement (by 1 year)

The increase in incentive compensation payments reflects the achievement of targeted goals and the overall improved financial health of the company. Final average pay for purposes of the calculation of the amounts shown in this table includes 2006 compensation in the averaging period, replacing the 2001 compensation for Restoration Plan purposes and 2003 compensation for SERP purposes that would be used in the prior year calculations.

(7)	Amounts for All Other Compensation include the following for 2006:

ALL OTHER COMPENSATION TABLE

	Walter M.	Michael W.	Paul J.	Roberto R.	Jeffrey L.
Description	Higgins	Yackira	Kaleta	Denis	Ceccarelli
SPR contributions to the 401k deferred
compensation plan	$13,200	$13,200	$9,154	$13,200	$13,200
Imputed income on group term life
insurance and premiums paid for
executive term life policies	$14,666	$4,281	$1,840	$3,600	$2,464
Cash in lieu of forgone vacation	$47,308	$25,096	$14,331	$29,308	$15,977
Cash allowance to be used at the discretion
of the executive	$30,000	$15,000	$11,077	$12,000	$15,000
Housing Allowance (for alternate work
location)	$75,531	$—	$—	$—	$42,000
Relocation Expense	$—	$—	$261,084	$—	$—
Tax gross up on relocation expenses	$—	$—	$44,012	$—	$—
Total	$180,705	$57,577	$341,498	$58,108	$88,641

GRANTS OF PLAN-BASED AWARDS

     All grants of plan-based awards to the named executive officers of SPR in 2006 are presented in the table below. The incentive plans under which these grants were made are fully described in the Compensation Discussion and Analysis section.

										Exercise	Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts			All	All	or Base	Fair Value
		Non-Equity Incentive Plan			Under Equity Incentive Plan			Other	Other	Price of	of Stock
		Awards			Awards			Stock	Option	Option	or Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Awards	Awards	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)
Walter M. Higgins
Performance Shares	08/04/2006				42,500	450,000	500,000				$7,225,000
Short-Term
Incentive Plan	01/01/2006		$594,750

Michael W. Yackira
Options	02/07/2006								17,527	$13.29	$84,558
Performance Shares	02/07/2006				10,432	20,864	31,296				$96,879
Short-Term
Incentive Plan	01/01/2006		$200,000

Paul J. Kaleta
Options	02/01/2006								30,000	$13.10	$144,600
Options	02/07/2006								8,224	$13.29	$39,675
Options	02/07/2006								2,112	$13.29	$10,189
Options	02/07/2006								14,405	$13.29	$69,496
Performance Shares	02/07/2006				8,575	17,149	25,724				$79,629
Restricted Shares	02/07/2006							5,643			$74,995
Short-Term
Incentive Plan	01/01/2006		$150,000

Roberto R. Denis
Options	02/07/2006								13,445	$13.29	$64,864
Performance Shares	02/07/2006				8,003	16,005	24,008				$74,317
Short-Term
Incentive Plan	01/01/2006		$165,000

Jeffrey L. Ceccarelli
Options	02/07/2006								14,886	$13.29	$71,816
Performance Shares	02/07/2006				8,860	17,720	26,580				$82,280
Short-Term
Incentive Plan	01/01/2006		$165,000
____________________

1.	Mr. Higgins’ performance share grant of 500,000 shares, dated August 4, 2006, was awarded per an employment agreement executed on that date. Of this amount, 65,000 shares were earned and issued in October 2006. The value of these vested shares is reflected in the “Summary Compensation Table,” and the remaining unvested portion is included in the “Outstanding Equity Awards at Fiscal Year-End Table.” A total of 353,282 outstanding performance shares from his previous employment agreement, signed in 2003, were cancelled upon the execution of this new agreement. According to the terms of his new employment agreement, Mr. Higgins is entitled to receive the following performance shares with the achievement of certain criteria, if they are met by June 1, 2008:

	i.	Shareholder return as measured by the Dow Jones Utility Index:

1. if SPR is positioned in the 40th percentile, 42,500 shares will be awarded.

2. if SPR is positioned at or above the 50th percentile, 85,000 shares will be awarded.

3. if SPR is positioned at or above the 70th percentile, 135,000 shares will be awarded.

	ii.	Recover all of the deferred energy charges previously denied in the 2002 PUCN deferred energy case, 50,000 shares, with final assessment of achievement to be at the discretion of the Board of Directors.

	iii.	Restore investment grade status for the senior secured debt of the Utilities, 100,000 shares, no award if goal is not attained.

	iv.	Satisfactory achievement of remaining regulatory and litigation milestones, as measured by the Board of Directors, 65,000 shares, final award to be at the discretion of the Board of Directors.

	v.	Restore quarterly common stock dividend, 100,000 shares, no award if goal is not attained.

	vi.	Attain PUCN approval and secure all necessary licenses and permits required to commence construction of the proposed Ely plant, 50,000 shares, number of shares awarded to be at the discretion of the Board of Directors.

2.	The performance share grants dated February 7, 2006 have a three year performance and vesting period ending on December 31, 2008.

	i.	The threshold represents the minimum acceptable performance which, if attained, results in payment of 50% of the target award.

Performance below the minimum acceptable level results in no award earned.

	ii.	The target indicates a level of outstanding performance and which, if attained, results in payment of 100% of the target award.

	iii.	The maximum represents a level indicative of exceptional performance which, if attained, results in a payment of 150% of the target award.

3.	For the executives listed above all option grants dated February 7, 2006 will vest over three years at one-third per year, except for the option to purchase 30,000 shares and 2,112 shares, as described in footnote (4) below, granted to Mr. Kaleta.

4.	In addition to the above grants, upon his hire Mr. Kaleta was also granted:

	i.	an option award of 30,000 shares, with a one year vesting period beginning on the grant date of February 1, 2006.

	ii.	a restricted shares award of 5,643 shares, with a grant date of February 7, 2006, which was fully vested on December 31, 2006.

	iii.	an option award of 2,112 shares which will vest only upon the restoration of the quarterly common stock dividend before February 7, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

     The following table provides information about all awards held by the named executive officers at December 31, 2006:

		OPTION AWARDS					STOCK AWARDS
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
									Awards:	Market
				Equity			Number	Market	Number	or Payout
				Incentive			of	Value of	of	Value of
				Plan			Shares	Shares	Unearned	Unearned
				Awards:			or Units	or Units	Shares,	Shares,
		Number of	Number of	Number of			of Stock	of Stock	Units or	Units or
		Securities	Securities	Securities			that	that	Other	Other
		Underlying	Underlying	Underlying			Have	Have Not	Rights	Rights that
		Unexercised	Unexercised	Unexercised	Option	Option	Not	Vested	that	Have Not
		Options (#)	Options (#)	Unearned	Exercise	Expiration	Vested	($)	Have Not	Vested ($)
Name		Exercisable	Unexercisable	Options (#)	Price ($)	Date	(#)	(1)	Vested (#)	(1)
Walter M. Higgins
Options - 08/04/2000	(2)	400,000			$16.00	02/19/2009
Options - 01/01/2001	(3)	110,130			$14.80	01/02/2011
Options - 01/01/2002	(3)	123,900			$15.58	01/02/2012
Performance Shares -08/04/2006	(4)								435,000	$7,321,050

Michael W. Yackira
Options - 02/07/2005	(3)	6,212	12,426		$10.05	02/08/2015
Options - 02/07/2005	(5)			4,660	$10.05	02/08/2015
Options - 02/07/2006	(3)		17,527		$13.29	02/08/2016
Performance Shares -02/07/2005	(6)						15,775	$265,501	7,887	$132,731
Performance Shares -02/07/2005	(7)								5,915	$99,550
Performance Shares -02/07/2006	(6)						6,954	$117,035	13,910	$234,106

Paul J. Kaleta
Options - 02/01/2006	(8)		30,000		$13.10	02/02/2016
Options - 02/07/2006	(3)		8,224		$13.29	02/08/2015
Options - 02/07/2006	(5)			2,112	$13.29	02/08/2015
Options - 02/07/2006	(3)		14,405		$13.29	02/08/2016
Performance Shares -02/07/2006	(6)						6,959	$117,120	3,479	$58,551
Performance Shares -02/07/2006	(7)								2,610	$43,927
Performance Shares -02/07/2006	(6)						5,716	$96,196	11,433	$192,421

Roberto R. Denis
Options - 02/07/2005	(3)	3,700	7,401		$10.05	02/08/2015
Options - 02/07/2005	(5)			2,775	$10.05	02/08/2015
Options - 02/07/2006	(3)		13,445		$13.29	02/08/2016
Performance Shares -02/07/2005	(6)						9,396	$158,131	4,697	$79,054
Performance Shares -02/07/2005	(7)								3,523	$59,292
Performance Shares -02/07/2006	(6)						5,334	$89,779	10,671	$179,585

Jeffrey L. Ceccarelli
Options - 01/01/1998	(3)	7,920			$24.93	01/02/2008
Options - 01/01/1999	(3)	7,920			$24.22	01/02/2009
Options - 08/01/1999	(9)	10,300			$26.00	08/02/2009
Options - 01/01/2001	(3)	22,510			$14.80	01/02/2011
Options - 01/01/2002	(3)	34,500			$15.58	01/02/2012
Options - 02/07/2005	(3)	4,842	9,685		$10.05	02/08/2015

Options - 02/07/2005	(5)			3,632	$10.05	02/08/2015
Options - 02/07/2006	(3)		14,886		$13.29	02/08/2016
Performance Shares -02/07/2005	(6)						12,295	$206,930	6,147	$103,449
Performance Shares -02/07/2005	(7)								4,611	$77,603
Performance Shares -02/07/2006	(6)						5,906	$99,399	11,814	$198,828

____________________

(1)	Market Value is based on the December 31, 2006, closing trading price of SPR stock of $16.83; all incentive plan performance share awards are shown as achieving the target level of performance, which results in a 100% payout of the award.

(2)	This grant vests over a four year period, one quarter each year beginning one year after grant date.

(3)	These option awards vest over a three year period, one third each year beginning one year after grant date.

(4)	Mr. Higgins was awarded 500,000 shares upon signing a new employment agreement in August 2006. These shares are to be earned upon the achievement of certain objectives prior to the expiration of the employment agreement in June 2008. Details of the performance criteria to be met are included in Footnote 1 to the “Grants of Plan-Based Awards” table.

(5)	This grant will be earned upon the restoration of SPR’s common stock dividend within five years of grant date.

(6)	These performance share awards are paid at the end of a three year performance period (measured from the date of grant) if the specified performance measures are achieved.

(7)	This grant will be earned upon the return of NPC and SPPC to investment grade within three years of the award.

(8)	This award was granted to Mr. Kaleta upon his hire in 2006 and will vest at the end of one year from date of grant.

(9)	This award was granted to Mr. Ceccarelli upon the consummation of the merger between SPR and NPC, and vested one third each year over a three year period commencing January 2000.

OPTION EXERCISES AND STOCK VESTED

     The following table provides information on the exercises of options and the vesting of stock awards during 2006:

	OPTION AWARDS		STOCK AWARDS
		Value	Number
	Number	Realized	of Shares	Value
	of Shares	on Exercise	Acquired	Realized on
	Acquired on	($)	on Vesting	Vesting ($)
Name	Exercise (#)	(1)	(#)	(2)
Walter M. Higgins
Performance Shares			65,000	$982,150
Restricted Shares			42,300	$711,909

Michael W. Yackira
Options	30,000	$300,450
Restricted Shares			12,544	$211,116
Restricted Shares			39,894	$671,416

Paul J. Kaleta
Restricted Shares			5,643	$94,972

Roberto R. Denis
Options	25,000	$270,740
Restricted Shares			3,334	$44,676
Restricted Shares			7,600	$127,908
Restricted Shares			25,931	$436,419

Jeffrey L. Ceccarelli
Restricted Shares			11,270	$189,674
Restricted Shares			33,245	$559,513

____________________

(1)	The value realized on exercise is calculated as the fair market value on the date of exercise, less the exercise price of the option.

(2)	The value realized on vesting is calculated as the market value on the vesting date.

PENSION BENEFITS

     The following table provides the present value of accumulated retirement benefits payable to each of the named executive officers, according to the terms and conditions of each plan. The retirement plans under which these benefits are available are generally described in the Compensation Discussion and Analysis section of this note.

		Number	Present	Payments
		of Years	Value of	During
		Credited	Accumulated	Last Fiscal
Name	Plan Name	Service	Benefit	Year
Walter M. Higgins (1)	SPR Retirement Plan	10.250	$401,006	$—
	SPR Restoration Plan	10.250	$1,902,151	$—
	SPR SERP Plan	15.167	$5,119,017	$—

Michael W. Yackira (2)	SPR Retirement Plan	3.667	$107,353	$—
	SPR Restoration Plan	3.667	$163,656	$—
	SPR SERP Plan	3.667	$240,339	$—

Paul J. Kaleta (3)	SPR Retirement Plan	0.667	$17,571	$—
	SPR Restoration Plan	0.667	$5,490	$—
	SPR SERP Plan	0.667	$18,494	$—

Roberto R. Denis (4)	SPR Retirement Plan	3.083	$96,097	$—
	SPR Restoration Plan	3.083	$101,882	$—
	SPR SERP Plan	6.083	$505,277	$—

Jeffrey L. Ceccarelli (5)	SPR Retirement Plan	31.000	$779,706	$—
	SPR Restoration Plan	31.000	$657,860	$—
	SPR SERP Plan	32.083	$570,835	$—
____________________

(1)	Mr. Higgins’ benefit under the SERP plan includes 4 years, 11 months of imputed service.

(2)	Mr. Yackira will become vested in all plans in 1 year, 4 months.

(3)	Mr. Kaleta will become vested in all plans in 4 years, 4 months.

(4)	Mr. Denis’ benefit under the SERP plan includes 3 years of imputed service for attaining age 62; he will be vested in all plans in 1 year, 11 months.

(5)	Mr. Ceccarelli’s benefit under the SERP plan includes 1 year, 1 month of imputed service.

The following assumptions were used in calculating the present value of the accumulated benefit:

i.	Pension economic assumptions utilized for SPR’s FAS 158 financial reporting for fiscal year 2006, were used for the calculations.

ii.	SPR reports using an early measurement date of September 30 and that date has been used in all calculations for the above table, and these assumptions are outlined below:

	a.	The discount rate was 6.0% for 2006

	b.	Postretirement mortality is based on the RP 2000 mortality table, projected to 2015

	c.	There was assumed to be no pre-retirement mortality, turnover, or disability

	d.	Retirement age was assumed to be the greater of age 62 and current age

iii.	The demographic assumptions used are also consistent with pension financial reporting, with the exception as required by SEC guidance, that pre-retirement decrements are not used.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

     The following tables show the estimated payments each of the named executives could receive upon their termination or a change-in-control, according to the terms and conditions of any contracts or agreements in effect for that executive. The amounts shown assume that the termination was effective as of December 31, 2006, and includes amounts earned through that time. The actual amounts to be paid out can only be determined at the time an executive separates from SPR.

     The footnotes are presented after the final table.

Walter M. Higgins

VALUE OF SEVERANCE AND CHANGE-IN-CONTROL AGREEMENTS

	Reason for Termination
		For				Without	Change-in-
	Voluntary	Cause	Death	Disability	Retirement	Cause	Control
Type of Benefit	(1) (8)	(2) (9)	(9)	(3) (9)	(4)	(5) (10)	(6) (11)
Cash Severance (7)	$1,687,500	$—	$562,500	$562,500	$1,687,500	$1,312,500	$2,625,000
Life Insurance Proceeds (18)			$2,750,000
Cash LTIP Award
Lump Sum Pension Equivalent (16)
Equity Benefits(12)
Performance Shares	$1,144,659		$1,144,659	$1,144,659	$1,144,659	$1,144,659	$7,321,050
Restricted Stock
401k Shares
Unexercisable Options
Retirement Benefits (13) (17)
SPR Retirement Plan	$36,216		$18,108	$36,216	$36,216	$36,216	$36,216
SPR Restoration Plan	$169,284		$84,636	$169,284	$169,284	$169,284	$169,284
SPR SERP Plan	$447,984		$223,992	$447,984	$447,984	$447,984	$447,984
Retiree Medical
Unvested Deferred Compensation
Other Benefits
Health & Welfare (14)	$52,720					$114,429	$72,599
Outplacement
Perquisites
Tax Gross-Ups (15)							$3,813,167
Total of All Benefits (19)	$3,538,363	$—	$4,783,895	$2,360,643	$3,485,643	$3,225,072	$14,485,300

Michael W. Yackira

VALUE OF SEVERANCE AND CHANGE-IN-CONTROL AGREEMENTS

	Reason for Termination
		For				Without	Change-in-
	Voluntary	Cause	Death	Disability	Retirement	Cause	Control
Type of Benefit	(1) (8)	(2) (9)	(9)	(3)(9)	(4)	(5) (10)	(6) (11)
Cash Severance (7)	$375,000	$—	$—	$375,000	$375,000	$375,000	$1,687,500
Life Insurance Proceeds (18)			$1,063,000
Cash LTIP Award
Lump Sum Pension Equivalent (16)							$1,192,714
Equity Benefits(12)
Performance Shares	$1,132,161		$1,132,161	$1,132,161	$1,132,161	$1,132,161	$1,520,338
Restricted Stock
401k Shares
Unexercisable Options	$177,891		$177,891	$177,891	$177,891	$177,891	$177,891
Retirement Benefits (13) (17)
SPR Retirement Plan						$8,016	$8,016
SPR Restoration Plan						$11,472	$11,472
SPR SERP Plan						$18,312	$18,312
Retiree Medical
Unvested Deferred
Compensation
Other Benefits
Health & Welfare (14)							$65,362
Outplacement
Perquisites
Tax Gross-Ups (15)
Total of All Benefits (19)	$1,685,052	$—	$2,373,052	$1,685,052	$1,685,052	$1,722,852	$4,681,605

Paul J. Kaleta

VALUE OF SEVERANCE AND CHANGE-IN-CONTROL AGREEMENTS

	Reason for Termination
		For				Without	Change-in-
	Voluntary	Cause	Death	Disability	Retirement	Cause	Control
Type of Benefit	(1) (8)	(2) (9)	(9)	(3) (9)	(4)	(5) (10)	(6) (11)
Cash Severance (7)	$300,000	$ —	$—	$300,000	$300,000	$300,000	$1,305,000
Life Insurance Proceeds (18)			$850,000
Cash LTIP Award
Lump Sum Pension Equivalent (16)							$523,994
Equity Benefits(12)
Performance Shares	$329,182		$329,182	$329,182	$329,182	$329,182	$603,187
Restricted Stock
401k Shares
Unexercisable Options	$199,483		$199,483	$199,483	$199,483	$199,483	$199,483
Retirement Benefits (13) (17)
SPR Retirement Plan						$1,920	$1,920
SPR Restoration Plan						$696	$696
SPR SERP Plan						$2,052	$2,052
Retiree Medical
Unvested Deferred Compensation
Other Benefits
Health & Welfare (14)							$58,406
Outplacement
Perquisites
Tax Gross-Ups (15)
Total of All Benefits (19)	$828,665	$ —	$1,378,665	$828,665	$828,665	$833,333	$2,694,738

Roberto R. Denis

VALUE OF SEVERANCE AND CHANGE-IN-CONTROL AGREEMENTS

	Reason for Termination
		For				Without	Change-in-
	Voluntary	Cause	Death	Disability	Retirement	Cause	Control
Type of Benefit	(1) (8)	(2) (9)	(9)	(3) (9)	(4)	(5) (10)	(6) (11)
Cash Severance (7)	$300,000	$ —	$—	$300,000	$300,000	$300,000	$1,350,000
Life Insurance Proceeds (18)			$850,000
Cash LTIP Award
Lump Sum Pension Equivalent (16)							$1,202,928
Equity Benefits(12)
Performance Shares	$1,069,769		$1,069,769	$1,069,769	$1,069,769	$1,069,769	$1,404,043
Restricted Stock
401k Shares
Unexercisable Options	$191,220		$191,220	$191,220	$191,220	$191,220	$191,220
Retirement Benefits (13) (17)
SPR Retirement Plan						$8,232	$8,232
SPR Restoration Plan						$7,632	$7,632
SPR SERP Plan						$13,500	$13,500
Retiree Medical
Unvested Deferred Compensation
Other Benefits
Health & Welfare (14)							$58,406
Outplacement
Perquisites
Tax Gross-Ups (15)
Total of All Benefits (19)	$1,560,989	$ —	$2,110,989	$1,560,989	$1,560,989	$1,590,353	$4,235,961

Jeffrey L. Ceccarelli

VALUE OF SEVERANCE AND CHANGE-IN-CONTROL AGREEMENTS

	Reason for Termination
		For				Without	Change-in-
	Voluntary	Cause	Death	Disability	Retirement	Cause	Control
Type of Benefit	(1) (8)	(2) (9)	(9)	(3) (9)	(4)	(5) (10)	(6) (11)
Cash Severance (7)	$335,000	$ —	$—	$335,000	$335,000	$335,000	$1,507,500
Life Insurance Proceeds (18)			$1,003,000
Cash LTIP Award
Lump Sum Pension Equivalent (16)							$343,276
Equity Benefits(12)
Performance Shares	$925,689		$925,689	$925,689	$925,689	$925,689	$1,245,723
Restricted Stock
401k Shares
Unexercisable Options	$142,990		$142,990	$142,990	$142,990	$142,990	$142,990
Retirement Benefits (13) (17)
SPR Retirement Plan	$60,876		$52,476	$60,876	$60,876	$60,876	$60,876
SPR Restoration Plan	$51,372		$44,292	$51,372	$51,372	$51,372	$51,372
SPR SERP Plan	$42,972		$37,044	$42,972	$42,972	$42,972	$42,972
Retiree Medical
Unvested Deferred Compensation
Other Benefits
Health & Welfare (14)							$61,761
Outplacement
Perquisites
Tax Gross-Ups (15)
Total of All Benefits (19)	$1,558,899	$ —	$2,205,491	$1,558,899	$1,558,899	$1,558,899	$3,456,470
____________________

(1)	Voluntary Termination is defined for Mr. Higgins consistent with his employment agreement dated August 4, 2006. The document provides for a benefit equal to continued salary through June 1, 2008, provided he voluntarily resigns with the Board’s consent prior to June 1, 2008. In addition, he would be eligible to receive a pro-rata payment for all Short Term Incentive Awards, which equals 75% of base pay for 2006, and which otherwise would have been earned but unpaid by that date. For each of the other named executives, Voluntary Termination is defined as the executive resigning for good cause consistent with the terms of his employment agreement.

(2)	Termination For Cause requires SPR to terminate the employment relationship based on one of the provisions of the most recent employment agreement, such as fraud or gross misconduct.

(3)	Termination on the basis of Disability assumes the disability prevents the executive from successfully fulfilling the duties of his position. This calculation assumes the qualifying event occurred on or before June 1, 2006, that SPR gave 30 days notice of termination, and the termination was effective December 31, 2006. Also for purposes of this calculation, it has been assumed that the CEO does not exercise the appeal provision of the disability determination process.

(4)	Termination on the basis of Retirement assumes that the executive voluntarily resigned and is eligible to retire effective December 31, 2006.

(5)	Termination Without Cause requires SPR to decide to terminate the employment relationship without notice or providing a reason.

(6)	The Change-in-Control calculation assumes that the executive was terminated at some point following a corporate change-in-control with an effective date of December 31, 2006.

(7)	Cash Severance is defined as all those payments owed or owing to the executive which are payable in cash under the different termination scenarios. While different payments may be paid in a lump sum or over a period of time, for the purpose of these calculations, the payments are assumed to be made in a lump sum within five days of the termination date. In addition, it is assumed that all accrued and unused vacation time for 2006 has been either used or paid, and all salary has been paid through the last day of the year.

(8)	The value of Mr. Higgins’ Cash Severance following a Voluntary Termination has been set at 1.5 times his annual base salary and target annual bonus award. As per footnote 1, by agreement, Mr. Higgins is eligible for continued salary payments through June 1, 2008, if he were to voluntarily resign with the Board’s Consent effective December 31, 2006. For all other executives, the value is calculated based on the formula of one times annual base salary.

(9)	In relation to the Cash Severance for Death, Disability or For Cause, the amount represents the executive’s pro-rata portion of his annual incentive award, which for 2006 had a performance period end date of December 31, 2006. Therefore, the payment of the annual incentive award would be earned but unpaid on December 31, 2006, provided any annual incentive performance measures were fulfilled. For purposes of this calculation, it is assumed the executive fulfilled the performance measures at “target” in relation to any annual incentive award.

(10)	The value of the Cash Severance for Termination without Cause represents one-time base annual earnings plus target incentive award.

(11)	The value of the Cash Severance for termination following a Change-in-Control, represents two times base earnings plus target annual bonus award, as per Mr. Higgins’ most recent employment agreement. For all other named executive officers the values represent three times the annual base earnings plus the target annual bonus award.

(12)	Equity awards are valued based on the trading price of SPR’s common stock at close of business on December 31, 2006 of $16.83. In addition, the calculations reflect any provisions in the employment or change-in-control agreements, in regard to accelerated vesting of outstanding performance or other share awards, as well as the immediate right to exercise any outstanding and unvested stock options. The values are based on the assumption that any unvested portion of performance shares would have been vested had the performance cycle not been truncated. Also, any pro-rata calculations are based on the initial grant date from the start of the performance cycle through December 31, 2006.

(13)	The value of any retirement benefits is calculated as the amount of any projected single life annuity for one year at the executive’s normal retirement, or the first date he would be eligible to receive an unreduced benefit. The value shown reflects the amount of any benefit accrued as of December 31, 2006, and assumes the executive voluntarily terminates employment on that date to retire. The following assumptions were listed for this calculation:

a.	Annuity conversion interest rate was 4.73% for 2006.

b.	The morality table used for lump sum conversions was GAR 94 Unisex.

c.	Retirement age was assumed to be the greater of age 55 and current age.

(14)	The value of the health and welfare benefits to be provided to an executive and his family, if appropriate, is based on the value of his current elections prior to termination. The calculation assumes no change in benefit elections over the span of any continuation period. For each of the named executives, except Mr. Higgins, the opportunity to continue in the health program, at the full cost and expense of SPR, beyond employment, is available for up to 36 months following a change-in-control. Mr. Higgins is only eligible for an additional 24 months following a change-in-control, as per his most recent employment agreement. However, Mr. Higgins is eligible for continued participation through June 1, 2008, provided he voluntarily resigns with the Board’s consent, and in the event of termination without cause, Mr. Higgins is eligible for continued coverage for up to 36 months.
(15)	Mr. Higgins is the only named executive who is eligible for a gross-up of any severance payments following a change-in-control, based on calculations for parachute payments. All of the other executives’ severance payments are subject to reduction in the event the payment exceeds the threshold for parachute payments, set by IRC Section 280(g), which is defined as 2.99 times his 5 year average W-2 earnings for the 5 years immediately prior to termination. For purposes of these calculations, these values represent the maximum amount payable to each executive which would then be subject to reduction at the time of termination.

(16)	The Lump Sum Pension Service Equivalent is based on the provisions of each named executive’s employment or change-in-control agreement, which provides for a lump sum cash payment equal to the actuarial equivalent of three additional years of service, calculated from the date of termination, under all pension plans. In the case of Mr. Higgins, the value of this benefit is equal to zero since any grant for additional years of service under the plan, would not enhance his already accrued and vested benefit based on his current age and eligibility to retire.

(17)	In addition, each of the named executives would be eligible to receive:

	a.	All fully vested amounts, which might be distributable consistent with the law, under SPR’s Non-qualified deferred compensation program, as presented in the “Non-Qualified Deferred Compensation” table

	b.	All fully vested amounts under SPR’s 401(k) defined contribution plan, which all employees participate in; the 2006 contribution for each named executive is included in the “Summary Compensation Table.”

(18)	Each named executive officer is covered by SPR’s Basic Life Insurance Program through CIGNA (1.5 times salary), and an Executive Life Insurance Program through Paragon with benefits payable to a designated beneficiary in the event of death ranging from $400,000 to $500,000. In addition to the basic amounts, SPR provides for accidental death and dismemberment coverage (1.5 times salary) and business travel accident insurance of $1,000,000 for each of the named executive officers with the exception of Mr. Higgins. In regard to Mr. Higgins, SPR contracts directly with CIGNA and Paragon to provide coverage and pays the premium on a policy with Pacific Life Insurance Company as well as a policy administered by M. Benefits Solutions. For the purpose of these calculations the qualifying event for each named executive is assumed to be for natural causes at December 31, 2006, and not as part of any business travel or accident.

(19)	This total includes values for annuities that were calculated for retirement benefits that are payable monthly over a period of time, that may or may not be realized at the values disclosed.

NON-QUALIFIED DEFERRED COMPENSATION

     The following table shows the 2006 activity and ending balances for each of the named executive officers in the SPR non-qualified deferred compensation plan. This plan is generally described in the Compensation Discussion and Analysis section of this note.

				Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Aggregate
	Contributions	Contribution	Earnings in	Distributions	Balance at
	in Last Fiscal	in Last Fiscal	Last Fiscal	in Last Fiscal	Last Fiscal
Name	Year ($)	Year ($)	Year ($)	Year ($)	Year-End ($)
Walter M. Higgins	42,175	—	3,576	—	45,751
Michael W. Yackira	18,000	—	4,724	—	38,442
Paul J. Kaleta	5,004	—	72	—	5,075
Roberto R. Denis	8,190	—	584	—	8,774
Jeffrey L. Ceccarelli	12,900	—	1,033	—	13,933

     The 2006 Registrant Contribution will be made in early 2007.

2006 COMPENSATION OF NON-EMPLOYEE DIRECTORS

     The total 2006 compensation of our Non-Employee Directors is shown in the following table.

					Change in
					Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)
Mr. Anderson	$50,809	$35,000	—	—	—	—	$85,809
Ms. Coleman	43,609	35,000	—	—	—	—	78,609
Ms. Corbin	46,609	35,000	—	—	—	—	81,609
Mr. Day* (1)	39,200	35,000	—	—	—	—	74,200
Mr. Donnelley*	35,513	57,000	—	—	—	—	92,513
Mr. Herbst *	45,809	35,000	—	—	—	—	80,809
Mr. O’Reilly * (1)	24,800	57,000	—	—	—	—	81,800
Mr. Satre * (1)	39,800	57,000	—	—	—	—	96,800
Mr. Snyder (1)	56,200	35,000	—	—	—	—	91,200
Mr. Turner* (1)	57,200	35,000	—	—	—	—	92,200

____________________

*	Chair of Committee

(1)	The Director elected to defer payment of the stock award until such time as he is no longer a Director of SPR, although the receipt of the stock award is reflected in the Stock Awards column.

DIRECTOR COMPENSATION

     Each non-employee director is paid an annual retainer of $57,000. In keeping with the Board’s policy to tie management and director compensation to overall company performance and to increase director share ownership, SPR’s Non-Employee Director Stock Plan (“Plan”) requires that a minimum of $35,000 of the annual retainer for each non-employee director be paid in common stock of SPR. In accordance with the terms of the Plan, several non-employee directors regularly elect to receive an even greater percentage in stock. The reason for instituting a minimum amount of annual retainer that non-employee directors must be paid in SPR Stock is to ensure that all non-employee directors will hold a minimum of $100,000 worth of SPR Stock after their first three-year term in office.

     In addition to the annual retainer, non-employee directors of SPR and its subsidiaries are paid $1,200 for each Board or Committee meeting attended (other than Audit Committee meetings, addressed below), not to exceed two meeting fees per day regardless of the number of meetings attended. Members of the Audit Committee are paid $1,500 per meeting of the Audit Committee attended. Non-employee directors also receive a full or partial fee (depending on distance) for travel to attend meetings away from the director’s home city. In consideration of their additional responsibility and time commitments, non-employee directors serving as Committee Chairpersons are also paid an additional $1,000 quarterly, except for the Audit Committee Chair, who receives $2,500 quarterly in consideration for the considerable duties now imposed by that office.

     SPR’s Retirement Plan for Outside Directors, adopted March 6, 1987, was terminated on June 25, 1996. The actuarial value of the vested benefit as of May 20, 1996, for each director was converted into “phantom stock” of SPR at its fair market value on that day. The “phantom stock” is held in an account to be paid at the time of the non-employee director’s departure from the Board, either in stock or cash at the discretion of the Board. All “phantom stock” earns dividends at the same rate as listed company common stock from the date of conversion and is deemed reinvested in additional shares at the price of the stock on the dividend payment date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table set forth information as of March 15, 2007, with respect to the beneficial ownership of our common stock by:

  the stockholders we know to beneficially own more than 5% of our outstanding common stock;

  each director;

  each executive officer named in the Summary Compensation Table included below in this proxy statement; and

  all of our executive officers and directors as a group.

     Unless otherwise indicated, all persons named in the tables have sole voting and investment power with respect to the shares shown, and the address of each beneficial owner listed is c/o Sierra Pacific Resources, 6100 Neil Road, Reno, Nevada 89511.

	Shares Beneficially
Name and Address of Beneficial Owner	Owned	Percent of Class
Kinetics Asset Management, Inc. (1)	14,676,900	6.6%
470 Park Avenue South
4th Floor South
New York, NY 10016

Canyon Capital Advisors LLC (2)	14,135,913	6.4%
9665 Wilshire Blvd. Suite 200
Beverly Hills, CA 90212
____________________

(1)	Based on a Schedule 13-G/A filed by Kinetics Asset Management, Inc. on June 27, 2006.

(2)	Based on a Schedule 13-G/A filed by Canyon Capital Advisors LLC on February 14, 2007. According to the Schedule 13-G/A, Canyon Capital Advisors LLC (“CCA”) is an investment advisor to the following managed accounts: Canyon Value Realization Fund, L.P., The Canyon Value Realization Fund (Cayman), Ltd., Citi Canyon Ltd., Canyon Value Realization Fund MAC 18, Ltd., Zurich Institutional Benchmarks Master Fund, Ltd., Canyon Balanced Equity Master Fund, Ltd. and Lyxor/Canyon Value Realization Fund Limited. CCA has the right to receive, or the power to direct the receipt, of dividends from, or the proceeds from the sale of the securities held by, such managed accounts. Mitchell R. Julis, Joshua S. Friedman and K. Robert Turner control entities which own 100% of CCA.

	Common Shares
	Beneficially	Percent of Total Common
	Owned as of	Shares Outstanding as of
Name of Director, Nominee or Executive Officer	March 15, 2007	March 15, 2007
Joseph B. Anderson	5,870
Mary L. Coleman (1)	170,466
Krestine M. Corbin (1)	42,436
Theodore J. Day (1)(2)	56,485
James R. Donnelley (1)	63,645
Jerry E. Herbst (1)	31,684
Brian J. Kennedy (3)	—
Walter M. Higgins (4)	649,639
John F. O’Reilly (1)(2)	37,929	No Director, Nominee or Executive
Philip G. Satre (2)	15,645	Officer owns in excess of one percent
Donald D. Snyder (2)	6,585
Clyde T. Turner (2)	13,796
Michael W. Yackira (4)	65,409
Paul J. Kaleta (4)	41,060
Jeffrey L. Ceccarelli (4)	147,775
Roberto Denis (4)	47,429
All executive officers and directors as a group
(20 persons) (1)(2)(4)	1,585,970
____________________

(1)	Includes shares of “phantom stock” representing the actuarial value of certain directors’ vested benefits in the terminated Retirement Plan for Outside Directors, payable at the time of the respective directors’ departure from the Board, in the following amounts: Ms. Coleman, Ms. Corbin, Messrs. Day, Donnelly, Herbst and O’Reilly 9,217, 10,188, 15,354, 13,818, 7,731 and 6,957 shares, respectively.

(2)	Includes shares that the Directors have requested be deferred until their departure from the Board in the following amounts: Messrs. Day, O’Reilly, Satre, Snyder and Turner 25,134, 4,210, 4,210, 2,585, and 5,870 shares, respectively.

(3)	On February 15, 2007, the Board of Directors elected Brian J. Kennedy as a Director. As of March 15, 2007, he did not own any common stock of SPR.

(4)	Includes shares issuable under the Long-Term Incentive Plan within 60 days of March 15, 2007, to Messrs. Higgins, Yackira, Kaleta, Ceccarelli, Denis, and directors and executive officers as a group in the amounts of 634,030, 18,267, 37,542, 97,796, 11,881 shares, and 143,293 shares, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires that directors, officers, and any holders of more than 10% of our common stock file reports with the SEC disclosing ownership of our stock and changes in beneficial ownership. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

     To our knowledge, based solely on review of our records and written representations by persons required to file these reports, during 2006, all filing requirements under Section 16(a) were complied with in a timely fashion.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee, described above in the section “Board and Committee Meetings,” has adopted and maintains a written charter, which was approved by the full Board of Directors. The Committee reviews and reassesses the adequacy of its charter on an annual basis. The charter was last reviewed at the July 2006 Committee meeting; the Committee made no material substantive changes or alterations in the Committee’s various authorities and responsibilities. The charter is available for review on the Company’s web site www.sierrapacificresources.com. A written code of ethics applicable to all the Company’s officers and employees, including the Company’s Chief Executive Officer, and Chief Financial Officer, has been in existence for several years. The Code is also periodically reviewed by management and the Audit Committee. In accordance with its written charter, the Audit Committee is responsible for the appointment, compensation, retention, and oversight of the Company’s independent auditors and assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company and oversees the efficacy of its internal and external controls. The Audit Committee reviews and discusses quarterly reports on Form 10-Q and the Annual Report on Form 10-K, before recommending the adoption of the 10-K by the Company and full Board and filing of the 10-K with the SEC.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (ISB 1), as amended and supplemented, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence, including whether the provision of non-audit services by the auditors is compatible with maintaining auditor independence, and satisfied itself as to the auditors’ independence. A statement of audit fees and all other fees charged by the auditors during 2005 and 2006 is set forth below under “Independent Public Accountants—Audit Fees.”

     The Committee also discusses with management, the internal auditors, and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviews with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

     The Committee discusses and reviews with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Codification of Statements on Auditing Standards.” These include but are not limited to (1) accounting policies for unusual transactions, (2) the impact of accounting policies for which there is no authoritative consensus, (3) sensitive accounting estimates, and (4) disagreements with management. The Committee also discusses and reviews the process used by management in formulating particularly sensitive accounting estimates and the basis for the conclusions of its independent auditors regarding the reasonableness of those estimates; and, with and without management present, discusses and reviews the results of the independent auditors’ examination of the financial statements. The Committee also discusses the results of the internal audit examinations.

     The Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2006, with management and the independent auditors, which included a discussion of the quality and effect of accounting principles, the reasonableness of significant judgments, and the clarity of disclosure in the financial statements. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

     All members of the Audit Committee are independent as defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual and Rules 10A-2 and 10A-3(b)(1) of the Exchange Act. No member of the Committee has any relationship with the Company that might interfere with the exercise of independence from management of the Company. Each member is financially literate and knowledgeable. Mr. Turner, the Chairman, is the former Chief Executive Officer of a New York Stock Exchange company, a CPA and former partner in a professional accounting firm, has considerable knowledge of financial accounting, reporting, management and internal controls, and the Board of Directors has determined that he is an accounting and related financial management expert as defined by the New York Stock Exchange standards and an “audit committee financial expert” as defined in the rules and regulations of the Exchange Act.

Respectfully submitted,

THE AUDIT COMMITTEE

CLYDE T. TURNER, Chair
KRESTINE M. CORBIN
DONALD D. SNYDER

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2006, Ms. Coleman, and Messrs. Anderson, Donnelley and Day served as members of the Compensation Committee. None of them were at any time during 2006, or before then, an officer or employee of SPR or any of its subsidiaries. None of them had any relationships with SPR or any of its subsidiaries during 2006 that was required to be disclosed under Item 404 of Regulation S-K under the Exchange Act.

     None of our executive officers or any of our subsidiaries served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, whose executive officer served on our Board of Directors or any of our subsidiaries or the Compensation Committee.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors of SPR oversees SPR’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in SPR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

     In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in SPR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and this Proxy Statement to be filed in connection with SPR’s 2007 Annual Meeting of stockholders.

COMPENSATION COMMITTEE

JAMES R. DONNELLEY, Chair
JOSEPH B. ANDERSON, JR.
MARY LEE COLEMAN
THEODORE J. DAY

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

     The son of John F. O’Reilly, a member of SPR’s Board of Directors, is associated with the Waller Law Group, which is acting as co-counsel for SPR and the Utilities in two significant litigation matters. Mr. O’Reilly’s son is not working on either matter, and neither Mr. O’Reilly nor his son receives any compensation or other benefits from SPR or the Utilities related to these matters. On the basis of this relationship, however, the Board of Directors has not included Mr. O’Reilly among those directors considered to be independent.

Affiliate Transactions and Relationships

     Employees of SPR provide certain accounting, treasury, information technology and administrative services to NPC and SPPC. The costs of those services are allocated among the Utilities according to each Utility’s usage. For fiscal year 2006, the costs for such services allocated to NPC was $2.2 million and the costs of such services allocated to SPPC was $1.7 million. Additionally, many of SPR’s officers are also officers of NPC and SPPC. All three Companies have the same members of their respective boards of directors. SPR files a consolidated federal income tax return for itself and its subsidiaries. Current income taxes are allocated based on each entity’s respective taxable income or loss and investment tax credits as if each subsidiary filed a separate return. SPR does not believe that any significant additional tax liability would be incurred by any of its subsidiaries on behalf of any other subsidiary; however, SPR and its subsidiaries could potentially incur certain tax liabilities as a result of the joint tax filing in the event of a change in applicable law or as a result of an audit.

     As part of their on-going cash management practices and operations, SPR may make intercompany loans to the Utilities, subject to any applicable regulatory restrictions and restrictions under SPR’s or the Utilities’ financing agreements.

Review, Approval or Ratification of Transactions with Related Parties

     In accordance with SPR’s Business Conduct Code “The Power of Integrity—A Guide to Business Conduct” (the “Business Conduct Code”), all transactions and relationships between and among the Utilities and their non–utility affiliates, including SPR, are to be guided by and conducted in accordance with all statutes and rules enforced by the PUCN and the California Public Utilities Commission, FERC, and the related compliance plans of the Utilities. Employees must ensure that inter-company transactions and related activities are permitted, properly documented and meet applicable regulations. Moreover, SPR and the Utilities must comply with FERC Order No. 2004 and all subsequent versions. This requires that employees engaged in transmission system operations act independently of any company employees engaged in wholesale merchant functions so as not to benefit an affiliate in the wholesale purchase and sale of power or natural gas. All directors, officers, employees, consultants and contractors of SPR and the Utilities are expected to abide by these standards of conduct and every supervisor and manager is responsible for helping employees understand and comply with these principles. “The Power of Integrity—A Guide to Business Conduct” is set forth in writing on SPR’s website at www.sierrapacificresources.com and is available in print to any shareholder who requests it by writing to the Company at Sierra Pacific Resources, 6100 Neil Road, Reno, NV, 89511, Attn: Shareholder Relations, or by calling the Company at (800) 662-7575.

     The Ethics and Compliance Office oversees company compliance with laws, regulations and policies, self–governance activities, compliance risk assessment, integrity and compliance training, and monitors and reports on compliance efforts. The Ethics and Compliance Office is responsible for managing all integrity and compliance programs, including managing the investigation process and reviewing results of investigations. The Ethics and Compliance Office is also responsible for applying the business conduct rules on a consistent basis and ensuring that employee concerns are addressed in a fair, unbiased and timely manner.

     The Code of Ethics for the CEO, CFO and Controller (the “Code of Ethics”) is set forth in writing on SPR’s website at www.sierrapacificresources.com and is available in print to any shareholder who requests it by writing to the Company at Sierra Pacific Resources, 6100 Neil Road, Reno, NV, 89511, Attn: Shareholder Relations, or by calling the Company at (800) 662-7575. This Code of Ethics requires the CEO, CFO and Controller to exhibit and promote the highest standards of honest and ethical conduct at SPR and the Utilities through the establishment and operation of policies and procedures that, among other things, prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of SPR and the Utilities and what could result in material personal gain for a member of the financial organization, including the CEO, CFO and Controller.

     In accordance with the charter of SPR’s audit committee, the audit committee is responsible for reviewing reports and disclosures of insider and affiliated party transactions and periodically reviewing the Code of Ethics to determine whether it complies with applicable rules and regulations and whether management has established a system to enforce the code. The audit committee is also responsible for advising the Board with respect to SPR’s policies and procedures regarding compliance with applicable laws and regulations in connection with insider and affiliated party transactions as well as compliance with the Business Conduct Code. A copy of the audit committee charter is set forth in writing on SPR’s website at www.sierrapacificresources.com and is available in print to any shareholder who requests it by writing to the Company at Sierra Pacific Resources, 6100 Neil Road, Reno, NV, 89511, Attn: Shareholder Relations, or by calling the Company at (800) 662-7575.

BOARD INDEPENDENCE AND CORPORATE GOVERNANCE DISCLOSURE

Director Independence

     The Board has determined that each of the following directors of SPR meet the independence requirements under the New York Stock Exchange’s listing standards: Mary Lee Coleman, Theodore J. Day, Jerry E. Herbst, Donald D. Snyder, Clyde T. Turner, Philip G. Satre, Krestine M. Corbin, Joseph B. Anderson, Jr., James R. Donnelley and Brian J. Kennedy.

INDEPENDENT PUBLIC ACCOUNTANTS

     The audit committee has selected Deloitte & Touche LLP, independent public accountants, to conduct an audit and to report on our financial statements for the fiscal year ended 2007. Deloitte & Touche LLP audited our financial statements for the fiscal year ended December 31, 2006. A representative of Deloitte & Touche LLP will be present at the annual meeting to answer questions from stockholders and will have an opportunity to make a statement if desired.

Audit Fees

     The following table summarizes the aggregate fees billed to SPR, NPC and SPPC by our independent registered public accounting firm, Deloitte and Touche LLP.

	NPC		SPPC		SPR Consolidated (d)
	2006	2005	2006	2005	2006	2005
Audit Fees (a)	$ 1,403,150	$ 1,359,499	$ 1,328,825	$ 1,295,521	$ 3,016,025	$ 3,270,514
Audit Related Fees (b)	10,000	—	10,500	36,308	20,500	94,693
All Other Fees (c)	—	—	—	—	75,000	29,560
Total	$ 1,413,150	$ 1,359,499	$ 1,339,325	$ 1,331,829	$ 3,111,525	$ 3,394,767
____________________

(a)	Fees for audit services billed in 2006 and 2005 consisted of:

Audit of the companies financial statements. Reviews of the companies quarterly financial statements. Comfort letters, regulatory audits, consents and other services related to SEC matters.

(b)	Fees for audit related services billed in 2006 and 2005 consisted of:

Sarbanes-Oxley Act, Section 404 advisory services. Agreed upon procedures.

(c)	Fees for all other services billed in 2006 and 2005 consisted of permitted non-audit services, such as:

Income tax assistance.

(d)	2005 Audit fees have been adjusted from information previously presented to reflect fees for audit services relating to the audit of the 2005 financial statements, including internal controls over financial reporting for SPR, billed subsequent to the filing of the 2006 proxy statement.

     In considering the nature of the services provided by the independent registered public accounting firm, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

     The services performed by Deloitte and Touche LLP, in 2006 were pre-approved on February 26, 2006 meeting by the Audit Committee in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that Deloitte and Touche may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by Deloitte and Touche in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.

     Any requests for audit, audit related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. Under the policy, the Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

     In addition, although not required by the rules and regulations of the SEC, the Audit Committee (generally) requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from the independent auditor when time is of the essence.

     On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.

     The policy contains a de minimis provision that operates to provide retroactive approval for small immaterial and permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

1.	The service is not an audit, review or other attest service;

2.	The aggregate amount of all such services provided under this provision does not exceed the lesser of $50,000 or five percent of total fees paid to the independent auditor in a given fiscal year;

3.	Such services were not recognized at the time of the engagement to be non-audit services;

4.	Such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

5.	The service and fee are specifically disclosed in this Proxy Statement as meeting the de minimis requirements.

     During 2006, fees for audit related services, tax services and all other fees were pre-approved by the Audit Committee or Chairman of the Audit Committee.

COMMUNICATIONS WITH DIRECTORS

     The Board of Directors will give appropriate attention to written communications on issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the chairman of the Nominating and Governance Committee will, with the assistance of our internal legal counsel, (1) be primarily responsible for monitoring communications from stockholders and other interested parties and (2) provide copies or summaries of such communications to the other directors as he or she considers appropriate.

     Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the chairman of the Nominating and Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

     Stockholders and other interested parties may communicate directly with the Company’s non-management directors as a group, or with any individual director, by addressing such communications to the desired recipients and sending it c/o Corporate Secretary, Sierra Pacific Resources, P.O. Box 30150, Reno, Nevada 89520-3150, and marking such communications as “confidential.”

OTHER MATTERS

     We have no knowledge of any matters to be presented for action by the stockholders at the Annual Meeting other than as set forth herein. However, the enclosed proxy gives discretionary authority to the persons named therein to act in accordance with their best judgment in the event that any additional matters should be presented.

     To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by us under the Securities Act of 1933, as amended, or the Exchange Act, the sections of the proxy statement entitled “Report of the Compensation Committee on Executive Compensation” and “Report of the Audit Committee” shall not be deemed to be “soliciting materials” or to be so incorporated, unless specifically otherwise provided in any such filing.

     So that your shares may be represented if you do not plan to attend the Annual Meeting, please vote your shares by mail, the Internet or telephone.

     A prompt response will greatly facilitate arrangements for the Annual Meeting, and your cooperation will be appreciated.

On Behalf of the Board of Directors

PAUL J. KALETA, Corporate Secretary

 March 29, 2007

SIERRA PACIFIC RESOURCES
6100 NEIL ROAD
P.O. BOX 30150
RENO, NV 89520

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the annual meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Sierra Pacific Resources in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the annual meeting date. Have your proxy card in hand when you call and then follow the instructions.
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Sierra Pacific Resources, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SIERR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SIERRA PACIFIC RESOURCES

Vote on Directors
1.
TO ELECT THE MEMBERS OF THE BOARD OF DIRECTORS.

For nominees listed below (except as written to the
contrary to the right)

01) Walter M. Higgins
02) Brian J. Kennedy
03) John F. O’Reilly
04) Michael W. Yackira		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		☐	☐	☐

Vote on Proposal					For	Against	Abstain

2.	TO CONSIDER WHETHER TO ADOPT A SHAREHOLDER PROPOSAL REQUESTING DIRECTORS TO TAKE THE STEPS NECESSARY, IN THE MOST EXPEDITOUS MANNER POSSIBLE, TO ADOPT ANNUAL ELECTION OF EACH DIRECTOR.				☐	☐	☐

3.	WITH DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR PROPOSAL NO. 1 AND AGAINST PROPOSAL NO. 2.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐
Please sign below exactly as your name appears on this card, including the title “Executor,” “Trustee,” etc., if the same is indicated. When stock is held by a corporation, this proxy should be executed by an authorized officer thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

     Your vote is important. Please vote immediately.
You may also vote the shares over the Internet or by telephone.

Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed, dated and returned your proxy card.

If you vote the shares over the Internet or by telephone,
please do not mail your proxy card.

SIERRA PACIFIC
RESOURCES

This Proxy is solicited on behalf of the Board of Directors.

ANNUAL MEETING OF STOCKHOLDERS—MAY 7, 2007

The undersigned, revoking all prior proxies, hereby appoints Paul Kaleta and William D. Rogers, or either of them, each with full power of substitution, proxies to vote all shares of Common Stock of Sierra Pacific Resources that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on Monday, May 7, 2007, at the Grand Sierra Hotel and Casino, 2500 E. Second Street, Reno, Nevada at 10:00 a.m., Pacific time, and at any and all adjournments thereof:

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED “FOR” ALL NOMINEES IN ITEM 1 AND “AGAINST” THE SHAREHOLDER PROPOSAL IN ITEM 2.

Please mark, sign, date, and return the Proxy using the enclosed envelope.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)